Exhibit 7.1

POET TECHNOLOGIES INC.

AND

[•]
Trustee

TRUST INDENTURE

made as of [•], 20[•]

[•] Debentures

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION
1.01 Definitions	1
1.02 Meaning of "Outstanding" for Certain Purposes	12
1.03 Headings	12
1.04 Extended Meanings	13
1.05 Applicable Law	13
1.06 Language	13
1.07 Accounting Principles	13
1.08 Interest Calculations and Payment	13
1.09 Interest Act (Canada)	14
1.10 Statutory References	14
1.11 Day Not a Business Day	14
1.12 Currency	14
1.13 Shareholders, Directors and Officers Exempt from Individual Liability	14
1.14 Schedules	14
ARTICLE 2 - THE DEBENTURES
2.01 Amount Unlimited; Issuable in Series	15
2.02 Designation, Terms and Form of Series A Debentures	15
2.03 Issue of Series A Debentures	15
2.04 Debentures to Rank Pari Passu	16
2.05 Signing of Debentures	16
2.06 Certification by Trustee	16
2.07 Replacement of Debentures	17
2.08 Computation of Interest	17
2.09 Payment	17
2.10 Payment Agreements for Debentures	18
2.11 Creation and Issue of Additional Debentures	18
2.12 Interim Debentures	19
2.13 Global Debentures	19
ARTICLE 3 - REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP
3.01 Fully Registered Debentures	21
3.02 Coupon Debentures	21
3.03 Exchange of Debentures	22
3.04 Charges for Transfer and Exchange	22
3.05 Inspection of Registers and Lists of Holders	22
3.06 Closing of Registers	23
3.07 Ownership of Debentures	23

ARTICLE 4 - SECURITY
4.01 Fixed and Floating Charge	24
4.02 Pledged Securities	26
4.03 Reservation of Last Day of Leasehold Terms	27
4.04 Dealing with Collateral by the Corporation	28
4.05 Effective Date of Security	28
4.06 Defeasance	28
4.07 After Acquired Property and Further Assurances	28
4.08 Registration	29
4.09 Attachment	29
4.10 Expropriation	29
4.11 Funds Held by Trustee	30
4.12 Power of Attorney for Québec Registrations	30
4.13 Sub-attorney for Québec Discharges	30
ARTICLE 5 - REDEMPTION AND PURCHASE
5.01 Optional Redemption of Series A Debentures	31
5.02 Places of Payment	31
5.03 Partial Redemption	31
5.04 Notice of Redemption	31
5.05 Payment of Redemption Price	32
5.06 Purchase of Debentures	32
5.07 Cancellation of Retired Debentures	32
5.08 Application to Subsequent Series	32
ARTICLE 6 - SINKING FUND PAYMENTS FOR SERIES A DEBENTURES
6.01 Mandatory Sinking Fund Payments for Series A Debentures	33
6.02 Credit for Non-Sinking Fund Redemptions	33
6.03 Sinking Fund Redemption Price	33
ARTICLE 7 - COVENANTS OF THE CORPORATION
7.01 Positive Covenants	33
7.02 Reporting Requirements	37
7.03 Negative Covenants	37
7.04 Financial Covenants	38
7.05 Trustee's Remuneration and Expenses	39
7.06 Not to Accumulate Interest	39
7.07 Payment of Additional Amounts	39
7.08 Principal, Interest, Etc. to Include Additional Amounts	40
7.09 Performance of Covenants by Trustee	40
ARTICLE 8 - DEFAULT AND ENFORCEMENT
8.01 Events of Default	40
8.02 Acceleration on Default	42
8.03 Waiver of Default	43
8.04 Remedies in Case of Default	43
8.05 Suits by Debentureholders	47
8.06 Application of Money Received by Trustee	48
8.07 Distribution of Proceeds	48

- ii -

ARTICLE 9 - SATISFACTION AND DISCHARGE
9.01 Cancellation and Destruction	49
9.02 Non-Presentment of Debentures or Coupons	49
9.03 Repayment of Unclaimed Money to Corporation	50
9.04 Release from Covenants and Discharge	50
ARTICLE 10 - SUCCESSOR CORPORATIONS
10.01 Certain Requirements in Respect of Merger, etc.	50
10.02 Vesting of Powers in Successor	51
ARTICLE 11 - MEETINGS OF DEBENTUREHOLDERS
11.01 Right to Convene Meeting	51
11.02 Notice	51
11.03 Chair	52
11.04 Quorum	52
11.05 Power to Adjourn	52
11.06 Show of Hands	52
11.07 Poll	53
11.08 Voting	53
11.09 Regulations	53
11.10 Corporation and Trustee may be Represented	54
11.11 Powers Exercisable by Extraordinary Resolution	54
11.12 Meaning of "Extraordinary Resolution"	56
11.13 Powers Cumulative	56
11.14 Minutes	57
11.15 Instruments in Writing	57
11.16 Binding Effect of Resolutions	57
11.17 Series Approval	57
ARTICLE 12 - SUPPLEMENTAL INDENTURES
12.01 Execution of Supplemental Indentures	58
ARTICLE 13 - ADMINISTRATION OF THE TRUST
13.01 Sufficiency of Execution of Instruments	59
13.02 Trustee May Require Indemnity	59
13.03 Trustee May Employ Assistants	60
13.04 Trustee May Act on Opinions or Advice	60
13.05 Trustee May Rely upon Declarations	60
13.06 Corporation Must Furnish Evidence of Compliance	60
13.07 Trustee May Accept a Certificate of the Corporation	61
13.08 Trustee May Act on Instruments Believed to be Genuine	61
13.09 Counsel Fees Need Not be Assessed	61
13.10 No Person Dealing with Trustee Need Enquire	61
13.11 Investment of Trust Funds	61

- iii -

ARTICLE 14 - CONCERNING THE TRUSTEE
14.01 Duty of Care of Trustee	62
14.02 Resignation, etc. of Trustee and Appointment of New Trustee	62
14.03 Trustee May Deal in Debentures	62
14.04 Trustee Not Required to Give Security	62
14.05 Protection of Trustee	63
14.06 Indemnification of Trustee	63
14.07 Conflict of Interest	63
14.08 Acceptance of Trusts	64
ARTICLE 15 - NOTICES
15.01 Notice to Corporation	64
15.02 Notice to Debentureholders	64
15.03 Notice to Trustee	64
15.04 Waiver	65
ARTICLE 16 - EXECUTION
16.01 Counterparts and Formal Date	65

- iv -

THIS TRUST INDENTURE is made as of [•], 20[•]

BETWEEN

POET TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Ontario (the "Corporation"),

- and -

[•], a trust company incorporated under the laws of [•] (the "Trustee").

WHEREAS the Corporation wishes to provide for the issuance from time to time of the Debentures in one or more series and, under the laws relating thereto, has the power and authority to create and issue the Debentures;

AND WHEREAS the Corporation has done and performed things necessary to make the Debentures, when issued and certified by the Trustee as in this Indenture provided, legally binding obligations of the Corporation with the benefits and subject to the terms of this Indenture;

AND WHEREAS the foregoing recitals are made by the Corporation;

NOW THEREFORE, in consideration of the premises, the covenants and agreements herein contained, the sum of $1.00 and other good and valuable consideration now paid by the Trustee to the Corporation (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Indenture, unless something in the subject matter or context is inconsistent therewith:

"Acquisition" means, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements) of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the assets of any other Person or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the assets of any division, business, operation or undertaking of any other Person.

"Additional Amounts" has the meaning set out in Section 7.07.

"Additional Debentures" mean Debentures issued hereunder, other than Series A Debentures.

"Affiliate" has the meaning attributed thereto in the Business Corporations Act (Ontario).

"Applicable Law" means

(i)	any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and

(ii)	any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

"Authorized Investments" means:

(i)	negotiable instruments or securities in bearer or registered form with a term to maturity of not more than 45 days which evidence:

(A)	obligations of or guaranteed by the Government of Canada as to both credit and timeliness;

(B)	obligations of or guaranteed by a province or municipality of Canada so long as they have the Required Rating;

(C)	deposits, bankers' acceptances or subordinated debentures issued or accepted by any Canadian bank so long as they have the Required Rating; or

(D)	commercial paper, secured bonds or senior unsecured obligations of Canadian corporations or other Canadian issuers so long as they have the Required Rating; or

(ii)	demand deposits in any Canadian bank so long as they have the Required Rating,

provided that, the aggregate balance of all investments in securities of any one issuer, other than securities referred to in clause (i)(A) above, will be limited to 10% of the face amount of all Authorized Investments.

"Book Based System" has the meaning set out in Section 2.13(1).

"Business Day" means a day on which banks are generally open for business in Toronto, Ontario, but does not include Saturday or Sunday.

"CDS" means The Canadian Depositary for Securities Ltd. and its successors.

"Canada Yield Price" means, with respect to any Debenture, an amount calculated to provide a yield to maturity of such Debenture equal to the Government of Canada Yield plus [•]%, such calculation to be made on the Business Day preceding the giving of notice of redemption pursuant to Section 5.04.

"Capital Expenditure" means any expenditure made by any Person for the purchase or acquisition, repair or replacement of capital assets, net of proceeds of disposition of capital assets (other than proceeds received on a sale-leaseback transaction), and any expenditure related to a Capitalized Lease Obligation; but excluding the amount expended on repair or replacement of assets to the extent of insurance proceeds or third party funding received by such Person on account of damage or destruction, all as determined in accordance with GAAP.

"Capital Lease" means a capital lease or a lease that should be treated as a capital lease in accordance with GAAP.

"Capitalized Lease Obligation" means a lease obligation of any Person which is in respect of a Capital Lease.

"Certificate of the Corporation", "Order of the Corporation" or "Request of the Corporation" mean, respectively, a written certificate, order or request signed in the name of the Corporation by any two of its Chief Executive Officer, Chief Financial Officer or Chief Operating Officer and may consist of one or more instruments so executed.

"Certificated Security" means a Security that is represented by a certificate.

"Certified Resolution" means a copy of a resolution certified by an officer of the Corporation to have been duly passed by the Directors and to be in full force and effect on the date of such certification.

"Clearing Agency" means CDS.

"Collateral" has the meaning set out in Section 4.01.

"Compliance Certificate" means a certificate of the Corporation signed by the chief financial officer of the Corporation substantially in the form set forth in Schedule 7.02(c).

"Contingent Obligation" means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, for any indebtedness, leases, dividends, letters of credit or other monetary obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (i) to purchase any such primary obligation or any assets constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase assets, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the obligee under such primary obligation, against loss in respect of such primary obligation; but excluding endorsements of instruments for deposit or collection in the ordinary course of business.

"Corporation" has the meaning set out in the description of the parties above.

"Corporation's Auditors" means Marcum LLP, the independent firm of chartered accountants duly appointed as auditors of the Corporation.

"Counsel" means a law firm retained by the Trustee or retained by the Corporation and acceptable to the Trustee.

"Current Assets" and "Current Liabilities" of the Corporation mean the assets and liabilities of the Corporation on a consolidated basis which, at the date of determination, in accordance with GAAP, would be classified as current on a balance sheet.

"Current Assets to Current Liabilities Ratio" means the ratio of the Corporation's Current Assets to the Corporation's Current Liabilities.

"DBRS" means Dominion Bond Rating Service Limited and its successors.

"Debentureholders" or "holders" means the Persons whose names are for the time being entered in the registers hereinafter mentioned as holders of Debentures.

"Debentures" means the debentures of the Corporation issued and certified hereunder and for the time being outstanding.

"Debentureholders' Request" means an instrument signed in one or more counterparts by the holders of not less than 25% in principal amount of the Debentures (or, in respect of a request relating solely to a particular series of Debentures, the Debentures of such series) requesting the Trustee to take the action or proceeding specified therein.

"Debt" means, with respect to any Person, without duplication:

(i)	all items which would then be classified as a liability on a consolidated balance sheet of the Person or the notes thereto; and

(ii)	to the extent not otherwise included as Debt pursuant to the provisions of paragraph (i) of this definition, without duplication, any item that is:

(A)	an obligation of any Person in respect of the borrowed money or for the deferred purchase price of assets or services or an obligation of any Person that is evidenced by a note, bond, debenture or any other similar instrument;

(B)	a transfer with recourse or with an obligation to repurchase, to the extent of the liability of any Person with respect thereto;

(C)	an obligation secured by any Lien on any assets of any Person to the extent attributable to its interest in such assets, even though such Person has not assumed or become liable for the payment thereof;

(D)	a Capitalized Lease Obligation of any Person;

(E)	an obligation of any Person arising in connection with an acceptance facility or letter of credit or letter of guarantee issued by or for the account of any Person;

(F)	a Contingent Obligation of any Person to the extent that the primary obligation so guaranteed is not otherwise classified as a liability on the consolidated balance sheet of the Person; or

(G)	the aggregate amount at which any securities in the capital of any Person that are redeemable or retractable at the option of the holder of such securities (except where the holder is such Person) may be redeemed or retracted;

provided, however, that there will not be included for the purpose of this definition any item that is on account of (I) subject to clause (F) above, issued share capital or surplus, (II) reserves for deferred income taxes or general contingencies, (III) minority interests in Subsidiaries or (IV) trade account payables and accrued liabilities (including income taxes payable) incurred in the ordinary course of business.

"Debt to Tangible Net Worth Ratio" means the ratio of the Corporation's Debt to the Corporation's Tangible Net Worth.

"Depositary" means, with respect to Debentures of any series issuable in whole or in part in the form of one or more Global Debentures, CDS or any other Clearing Agency that is designated to act as depositary for such Debentures.

"Depreciation Expense" means, for any period with respect to any Person, depreciation, amortization, depletion and other like reductions to income of such Person for such period not involving any outlay of cash, determined on a consolidated basis in accordance with GAAP.

"Designated Subsidiary" means, at any time, any Subsidiary of the Corporation which has then been designated as a Designated Subsidiary by notice in writing by the Corporation to the Trustee or any other Subsidiary of the Corporation whose Current Assets are equal to or exceed 10% of the Current Assets of the Corporation determined on a consolidated basis as at the date at which the then latest audited annual or unaudited quarterly consolidated financial statements of the Corporation were prepared.

"Director" means a director of the Corporation and reference without more to action by the Directors means action by the directors of the Corporation as a board or, whenever duly empowered, action by an executive committee of the board.

"Disposition" means any sale, assignment, transfer, conveyance, lease, licence or other disposition of any nature or kind whatsoever of any assets or of any right, title or interest in or to any assets, and the verb "dispose" has a corresponding meaning.

"Distribution" means (i) any payment or declaration of dividends, or any payment of royalties or fees of any kind, or the making of any other distribution, whether in cash or assets, (but expressly excluding any such distribution by way of the payment of dividends by the issuance of equity securities of the issuer) to any holder of shares of any class of the capital stock of, or any holder of any partnership or other ownership interest in, the Corporation or any Designated Subsidiary or (ii) any repurchase, redemption or other retirement or purchase for cancellation of shares in the capital stock of, or any other partnership or other ownership interest in, the Corporation or any Designated Subsidiary, or of any options, warrants or other rights to acquire any of such shares or interests.

"EBITDA" means, for any period with respect to any Person, determined on a consolidated basis, the Net Income of such Person for such period:

(i)	increased (without duplication) by the sum of:

(A)	Total Interest Expense for such period;

(B)	Income Tax Expense for such period; and

(C)	Depreciation Expense for such period,

in each case to the extent that such amounts were included in the calculation of Net Income for such period; and

(ii)	decreased by all cash payments made by such Person during such period relating to losses that were (or for previous periods not covered by the calculations under this Indenture would have been) added back into Net Income in determining EBITDA for any prior period.

"Event of Default" has the meaning set out in Section 8.01.

"Extraordinary Resolution" has the meaning set out in Section 11.12.

"Financial Year" means a financial year of the Corporation ending on December 31 of such year.

"Financial Quarter" means the period of three consecutive months ending on March 31, June 30, September 30 or December 31, as the case may be, of each Financial Year.

"Fixed Charge Coverage Ratio" means the ratio of the Corporation's EBITDA to the Corporation's Fixed Charges.

"Fixed Charges" means, without duplication, and on a consolidated basis, with respect to any Person, for any period, the sum of (i) Total Interest Expense of such Person, (ii) all debt repayments of such Person actually paid during such period, (iii) the amount of all Capital Expenditures of such Person actually incurred and paid in such period, (iv) all rental payments on Capitalized Lease Obligations paid during such period, (v) the aggregate amount actually incurred and paid during the period in respect of Investments, and (vi) all rent and other charges paid during such period with respect to all operating leases.

"GAAP" has the meaning set out in Section 1.07.

"Global Debenture" means a Debenture issued in the manner contemplated by Section 2.13.

Note to draft: The names of two major investment dealers should be inserted in the bullets below.

"Government of Canada Yield" means, on any particular date, the yield to maturity compounded semi-annually that a non-callable Canadian dollar denominated Government of Canada bond would carry if issued at par in Canadian dollars on such date with a term to maturity equal to the remaining term of the applicable series of Debentures.

"Governmental Authority" means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances.

"Guarantee Security" has the meaning set out in Section 7.01(l).

"Income Tax Expense" means, with respect to any Person, for any period, the aggregate of all Taxes on the income of such Person for such period, whether current or deferred (net of any incentive tax credits or other similar credits), determined on a consolidated basis in accordance with GAAP.

"Indenture" means this Trust Indenture, including its recitals and schedules, as amended, supplemented or restated from time to time.

"Investment" in any Person means any direct or indirect (i) acquisition of any shares of capital stock or other equity securities of such Person or (ii) acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person. The amount of any Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a return of capital, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any assets other than cash, such assets will be valued at its fair market value at the time of such transfer. For greater certainty, an Acquisition will not be treated as an Investment.

"Lien" means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person's assets, or any consignment or Capitalized Lease Obligation by such Person as consignee or lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation.

"Net Income" means, for any period, with respect to any Person, the net revenue of such Person, on a consolidated basis, for such period, less all expenses and other charges not otherwise deducted in computing such net revenue for such period, determined in accordance with GAAP, but excluding extraordinary items as determined in accordance with GAAP.

"Net Proceeds" means, with respect to any Disposition, the aggregate fair market value of the proceeds of such Disposition (whether such proceeds are in the form of cash or other assets or part cash and part other assets) net of reasonable, bona fide direct transaction costs and expenses incurred in connection with such Disposition including (i) reasonable legal fees and disbursements, the customary fees of agents or brokers payable in connection with such Disposition within one year of such Disposition and title and recording expenses payable in connection with such Disposition and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt that is secured by a Permitted Lien, if any, on any of the assets that are the subject matter of such Disposition ranking in priority to the Lien of the security created hereby and that is required to be repaid under the terms of such Debt as a result of such Disposition.

"Participating Shares" means shares of a corporation that carry a residual right to participate to an unlimited degree in earnings of the issuer and in its assets upon liquidation or winding-up.

"Permitted Acquisition" means

(i)	[•] and

(ii)	[•].

"Permitted Debt" means:

(i)	Debt under this Agreement;

(ii)	Debt in respect of Purchase Money Security Interests granted by the Corporation or any of its Designated Subsidiaries in an amount not to exceed Cdn.$[$1,000,000] in the aggregate; and

(iii)	[•].

"Permitted Distribution" means [•].

"Permitted Investment" means [•].

"Permitted Liens" means, with respect to any Person, the following:

(i)	liens for taxes, rates, assessments or other governmental charges or levies not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(ii)	undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(iii)	reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(iv)	licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) that do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(v)	title defects, or irregularities or other matters relating to title that are of a minor nature and in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(vi)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vii)	the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workmen's compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law not to exceed Cdn.[$1,000,000] in aggregate outstanding at any time, liens and claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(viii)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(ix)	the Lien created by a judgement of a court of competent jurisdiction, as long as the judgement is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default;

(x)	the Lien of the security created hereby; and

(xi)	any Lien securing Permitted Debt.

"Person" includes any individual, corporation, limited or unlimited liability company, general or limited partnership, association, trust, unincorporated organization, joint venture and Governmental Authority.

"Purchase Money Security Interest" means a Lien securing Debt incurred to finance the Acquisition of assets, provided that (i) such Lien is created substantially simultaneously with the Acquisition of such assets, (ii) such Lien does not at any time encumber any assets other than the assets financed by such Debt, (iii) the amount of Debt secured thereby is not increased subsequent to such Acquisition and (iv) the principal amount of Debt secured by any such Lien at no time exceeds 100% of the original purchase price of such assets at the time they were acquired, and for the purposes of this definition the term "Acquisition" will include a Capitalized Lease Obligation and the term "acquire" will have a corresponding meaning.

"Redemption Date" means, with respect to any Debenture, the date specified in a notice of redemption as the date on which such Debenture will be redeemed.

"Redemption Price" means, with respect to any Debenture, the aggregate amount payable in respect of the redemption of such Debenture including the principal amount thereof, any premium and unpaid interest accrued thereon.

"Required Rating" means, in respect of any Person, a rating of such Person's short term indebtedness of R-1 (middle) or better from DBRS (or an equivalent rating should such designation change) or such lower rating as DBRS may permit for any particular purpose or, in the event that such Person is not rated by DBRS, the lower of the rating by Standard and Poor's, a division of the McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc. or either of their successors in respect of such Person, provided that such rating is equivalent to a rating of R-1 (middle) or better from DBRS.

"Requirements of Environmental Law" means all requirements of the common law or of statutes, regulations, by-laws, ordinances, treaties, judgements and decrees, and (to the extent that they have the force of law) rules, policies, guidelines, orders, approvals, notices, permits, directives, and the like, of any federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or Governmental Authority in Canada and any other jurisdiction in which the Corporation or any Designated Subsidiary has assets relating to environmental or occupational health and safety matters and the assets and undertaking of the Corporation or any Designated Subsidiary and the intended uses thereof including, but not limited to, all such requirements relating to: (i) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; and (iii) hazardous substances or conditions (matters that are prohibited, controlled or otherwise regulated, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, urea formaldehyde foam type of insulation, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB contaminated fluids or equipment, explosives, radioactive substances, petroleum and associated products, underground storage tanks or surface impoundments).

"Securities" has the meaning set out in Section 4.01(a)(viii).

"Senior Debt" means, for any period, with respect to any Person, on a consolidated basis, without duplication, the Debt of such Person but excluding (i) current trade payables, accrued liabilities, minority interest, income taxes payable and deferred income taxes and (ii) Subordinated Debt.

"Senior Debt to EBITDA Ratio" means the ratio of the Corporation's Senior Debt to the Corporation's EBITDA.

"Series A Debentures" has the meaning set out in Section 2.02.

"Shareholders' Equity" means, at any date, with respect to any corporation, the aggregate of (i) the stated capital of the shares of all classes in the capital of a corporation, (ii) any surplus, whether contributed or capital and (iii) retained earnings, all as set forth or reflected in the most recent consolidated balance sheet of such corporation.

"Subordinated Debt" means any other Debt that is expressly subordinated in right of payment to the Debentures.

"Subsidiary" mean, in relation to any Person, (i) any corporation of which Voting Shares carrying more than 50% of the voting rights attached to all outstanding Voting Shares of the corporation are owned, directly or indirectly, by or for such Person or (ii) any other Person of which at least a majority of the voting interest therein under ordinary circumstances is owned, directly or indirectly, by or for such Person.

"Successor Corporation" has the meaning set out in Section 10.01.

"Tangible Net Worth" means, for any period, with respect to any Person, without duplication, the Shareholders Equity of such Person but excluding such Person's intangible assets, all as determined in accordance with GAAP.

"Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments, and any interest, fines and penalties, imposed by any Governmental Authority, whether disputed or not.

"Total Interest Expense" means, for any period, with respect to any Person, without duplication, the aggregate amount of interest and other financing charges expensed by such Person on account of such period with respect to Debt including interest, discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers' acceptances, standby fees and the interest component of Capitalized Lease Obligations, but excluding any amount, such as amortization of debt discount and expenses, that would qualify as Depreciation Expense and the amount reflected in Net Income for such period in respect of gains (or losses) attributable to the translation of Debt from one currency to another currency, all as determined on a consolidated basis in accordance with GAAP.

"Trustee" means [•] and its successors for the time being in the trusts hereby created.

"Uncertificated Security" means a Security that is not represented by a certificate.

"Voting Shares" means shares of any class of a corporation carrying voting rights generally under all circumstances.

1.02	Meaning of "Outstanding" for Certain Purposes

Every Debenture certified and delivered by the Trustee hereunder will be deemed to be outstanding until it is cancelled or delivered to the Trustee for cancellation or money for the payment thereof has been set aside pursuant to Article 9, provided that:

(a)	Debentures that have been partially redeemed will be deemed to be outstanding only to the extent of the unredeemed part of the principal amount thereof;

(b)	if a new Debenture has been issued in substitution for a Debenture that has been mutilated, lost, stolen or destroyed, only one of them will be counted for the purpose of determining the aggregate principal amount of Debentures outstanding; and

(c)	for the purpose of any provision of this Indenture entitling holders of Debentures to vote, sign consents, requests or other instruments or take any other action or constitute a quorum under this Indenture, Debentures owned legally or equitably by the Corporation or any Affiliate of the Corporation will be disregarded except that

(i)	for the purpose of determining whether the Trustee will be protected in relying on any such vote, consent, request or other instrument or other action or the existence of such a quorum, only the Debentures that the Trustee knows are so owned will be so disregarded and

(ii)	Debentures so owned that have been pledged in good faith other than to the Corporation or any Affiliate of the Corporation will not be so disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee's right to vote such Debentures in the pledgee's discretion free from the control of the Corporation or such Affiliate.

1.03	Headings

The division of this Indenture into Articles, Sections and Schedules and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Indenture. The terms "hereof", "hereunder" and similar expressions refer to this Indenture and not to any particular Article, Section, Schedule or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Indenture.

1.04	Extended Meanings

In this Indenture, words importing the singular number only include the plural and vice versa and words importing any gender include all genders. The term "including" means "including without limiting the generality of the foregoing".

1.05	Applicable Law

This Indenture and the Debentures will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the parties hereto irrevocably attorns to the non-inclusive jurisdiction of the courts of the Province of Ontario.

1.06	Language

The parties hereto expressly request and require that this document and all documents related thereto be drawn up in English. Les parties aux présentes conviennent et exigent que cette entente et tous les documents qui s'y rattachent soient rédigés en anglais. In the event of any contradiction, discrepancy or difference between the English language version and the French language version of the text of the forms of Debentures, the English language version of the text will govern.

1.07	Accounting Principles

Wherever in this Indenture reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles or "GAAP", such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken, which shall initially refer to International Financial Reporting Standards issued by the International Accounting Standards Board. For the purpose of determining compliance with the financial ratios and financial covenants contained in this Indenture, all calculations will be made on the basis of a consolidation of the accounts of the Corporation and the Designated Subsidiaries and the phrase "on a consolidated basis" contained in the defined terms used in connection with such determination will be construed accordingly.

1.08	Interest Calculations and Payment

Unless otherwise stated, wherever reference is made in this Indenture to a rate of interest "per annum" or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method. All payments of interest to be made hereunder will be made without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and both before and after any default or judgment or both, until payment thereof, and interest will accrue on any overdue interest.

1.09	Interest Act (Canada)

For the purposes of disclosure under the Interest Act (Canada), whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other number of days that is less than the number of days in a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by a fraction of which the numerator is the actual number of days in the calendar year in which the same is to be ascertained and the denominator is either 360 or such other number of days, as the case may be.

1.10	Statutory References

In this Indenture, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

1.11	Day Not a Business Day

Unless otherwise stated, in the event that any day on which, or on or before which, any action is required to be taken hereunder or under a Debenture is not a Business Day, then such action must be taken on or before the required time on the next succeeding day that is a Business Day.

1.12	Currency

Except where otherwise expressly stated, all references to currency herein are to lawful money of Canada.

1.13	Shareholders, Directors and Officers Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in this Indenture, or in any Debenture or coupon, or because of any indebtedness evidenced thereby can be had against any past, present or future shareholder, director or officer, as such, of the Corporation or of any successor, either directly or through the Corporation or any successor, under any Applicable Law or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of any Debenture or coupon appertaining thereto by the holder thereof and as part of the consideration for the issue of such Debenture and any coupon appertaining thereto.

1.14	Schedules

The following are the Schedules to this Indenture:

Schedule 2.02	-	Form of Series A Debentures
Schedule 4.01(a)(i)	-	Real Property
Schedule 7.01(k)	-	Form of Guarantee Agreement
Schedule 7.01(l) A	-	Form of Floating Charge Debenture
Schedule 7.01(l) B	-	Form of Debenture Pledge Agreement
Schedule 7.01(l) C	-	Form of Share Pledge Agreement
Schedule 7.02(c)	-	Form of Compliance Certificate

ARTICLE 2 - THE DEBENTURES

2.01	Amount Unlimited; Issuable in Series

The aggregate principal amount of Debentures that may be issued hereunder is unlimited. The Debentures may be issued in one or more series subject to compliance with the terms and conditions herein set forth.

2.02	Designation, Terms and Form of Series A Debentures

The first series of Debentures authorized to be issued will:

(a)	consist of and be limited to an aggregate principal amount of $[•];

(b)	be designated "[•]% Debentures, Series A" (the "Series A Debentures");

(c)	bear interest from the date of issuance (subject to Section 2.12) at the rate of [•]% per annum payable semi-annually on April 30 and October 31 in each year commencing on [•];

(d)	mature on [•];

(e)	be issuable as fully registered Debentures in denominations of $1,000 and integral multiples thereof;

(f)	be substantially in the form set out in Schedule 2.02 with such insertions, deletions, substitutions and variations as may be required or permitted by the terms of this Indenture or as may be required to comply with any law or the rules of any securities exchange as may be determined by the officers of the Corporation executing any Series A Debenture;

(g)	be in the English and French languages; and

(h)	bear such distinguishing letters and numbers as the Trustee may approve.

2.03	Issue of Series A Debentures

Series A Debentures in the aggregate principal amount specified in the Order of the Corporation referred to below, but in any event not more than $[•], will forthwith be executed by the Corporation and certified by the Trustee and delivered by the Trustee to, or to the order of, the Corporation upon receipt of the following:

(a)	a Certified Resolution authori zing the issuance, certification and delivery of a specified principal amount of Series A Debentures;
(b)	an Order of the Corporation for the certification and delivery of such Debentures specifying the principal amount of the Series A Debentures to be certified;

(c)	an opinion of Counsel in favour of the Trustee that all legal requirements in connection with the issue of such Debentures have been complied with; and

(d)	such certificate as the Corporation is required to furnish to the Trustee pursuant to Section 13.06 in connection with the issue, certification and delivery of the Series A Debentures.

2.04	Debentures to Rank Pari Passu

All Debentures will rank pari passu without discrimination, preference or priority whatever may be the actual date or terms of issue of the Debentures except as to sinking funds, if any, for the exclusive benefit of Debentures of different series or different maturities.

2.05	Signing of Debentures

The Debentures will be signed by any two of the Chief Executive Officer, Chief Financial Officer and Chief Operations Officer of the Corporation. The signatures of such officers may be mechanically reproduced and Debentures bearing such signatures will be binding upon the Corporation as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose signature appears on any Debenture as one of such officers may no longer hold office at the date hereof or at the date of such Debenture or at the date of certification and delivery thereof, any Debenture signed as aforesaid will be valid and binding upon the Corporation and be entitled to the benefit of this Indenture.

2.06	Certification by Trustee

(1)               No Debenture will be obligatory or entitle the holder to the benefit hereof until it has been certified by the Trustee in substantially the form of the certificate provided for the Debentures of the series being issued or in some other form approved by the Trustee. Certification by the Trustee will be conclusive evidence as against the Corporation that the Debenture so certified has been duly issued and is a valid obligation of the Corporation and that the holder is entitled to the benefit hereof.

(2)               The certificate of the Trustee on Debentures will not be construed as a representation or warranty by the Trustee as to the validity of this Indenture or of the Debentures (except the due certification thereof and any other warranties imposed by Applicable Law) and the Trustee will in no respect be liable or answerable for the use made of the Debentures or any of them or of the proceeds thereof.

2.07	Replacement of Debentures

(1)               If any Debenture is mutilated or lost, destroyed or stolen, the Corporation will, in the absence of notice that such Debenture has been acquired by a bona fide purchaser (as defined in the Business Corporations Act (Ontario)) and subject to Section 2.07(2), issue, and the Trustee will certify and deliver, a new Debenture of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for and upon surrender and cancellation of such mutilated Debenture or in lieu of and in substitution for such lost, destroyed or stolen Debenture, and the new Debenture will be entitled to the benefit hereof and rank equally in accordance with its terms with all other Debentures of the same series.

(2)               The applicant for the issue of a new Debenture pursuant to this Section 2.07 must bear the reasonable charges of the Corporation and the Trustee or other registrar in connection therewith and in case of loss, destruction or theft must, as a condition precedent to the issue thereof, furnish to the Corporation and to the Trustee or other registrar such evidence of ownership and of the loss, destruction or theft of the Debenture so lost, destroyed or stolen as is satisfactory to the Corporation in its discretion and such applicant will also furnish an indemnity in amount and form satisfactory to the Corporation in its discretion.

2.08	Computation of Interest

(1)               Debentures, whether issued originally or upon exchange or in substitution for previously issued Debentures, will bear interest from and including their date of issuance or from and including the last interest payment date on which interest on the Debentures has been paid or made available for payment, whichever is the later, to but excluding the earlier of (a) if called for redemption, the date fixed for redemption and (b) their maturity date, unless, upon due presentation, payment of the redemption price or amount payable on maturity, as the case may be, of any Debenture is improperly withheld or refused.

(2)               The coupons (if any) matured at the date of delivery by the Trustee of any coupon Debenture will be detached therefrom and cancelled before delivery, unless such Debenture is being issued in exchange or in substitution for a previously issued Debenture (whether in interim or definitive form) and such matured coupons represent unpaid interest to which the holder of such exchanged or substituted Debenture is entitled.

2.09	Payment

(1)               Except as otherwise provided in Sections 2.09(2) and 2.10, as interest becomes due on each Debenture (except interest payable at maturity or on redemption which may, at the option of the Corporation, be paid on presentation and surrender of a Debenture for payment) the Corporation will send or cause to be sent, at least three Business Days prior to each interest payment date, by prepaid ordinary mail a cheque for such interest (less any tax required to be deducted or withheld) payable to the holder of such Debenture and addressed to the holder at the holder's last address appearing on the register unless otherwise directed in writing by the holder or, in the case of joint holders, payable to all of them and addressed to one of such joint holders at such holder's last address appearing on the register unless otherwise directed in writing by all of them. The forwarding of such cheque will satisfy and discharge the liability for interest on such Debenture to the extent of the sum represented thereby (plus the amount of any tax deducted or withheld) unless such cheque is not paid on presentation at any of the places where such interest is payable. Notwithstanding the foregoing, in the event of the non-receipt of any such cheque by the holder of such Debenture or the loss, theft or destruction thereof, the Corporation upon being furnished with reasonable evidence of such non-receipt, loss, theft or destruction and an indemnity reasonably satisfactory to it will issue to such holder a replacement cheque for the amount of such cheque.

Note to draft: The wire transfer of funds involves additional costs for the Corporation.

(2)               If directed by the holder of a Debenture, the Corporation will, on the due date, pay such interest (less any tax required to be deducted or withheld) by electronic funds transfer to an account maintained by the holder with a bank in Canada. Any such direction to the Corporation must be in writing and received by the Corporation and the Trustee at least 15 Business Days prior to any interest payment date. Any payment of interest pursuant to the provisions of this Section 2.09(2) will be valid and binding on the Corporation, the Trustee and all holders of Debentures.

2.10	Payment Agreements for Debentures

Notwithstanding anything contained in this Indenture to the contrary, the Corporation may enter into an agreement with the holder of a Debenture or with the Person for whom such holder is acting as nominee providing for the payment, without presentation or surrender of the Debenture or notation of payment thereon, to such holder of the principal sum of, any premium and interest on such Debenture and all other money payable hereunder at a place, and by electronic funds transfer or in such other manner, other than the places or the manner specified in this Indenture and in such Debenture as the places and the manner for such payment. Any payment of the principal of, any premium and interest on any such Debenture and other money payable hereunder at such other place or in such other manner pursuant to such agreement will, notwithstanding any other provision of this Indenture or the Debentures, be valid and binding on the Corporation, the Trustee and all holders of Debentures.

2.11	Creation and Issue of Additional Debentures

(1)               The Directors may from time to time authorize the creation of any one or more subsequent series of Debentures hereunder. The Debentures of any such subsequent series ("Additional Debentures") will contain such terms as the Directors may determine.

(2)               Prior to the issuance of any Additional Debentures, the Corporation will execute and deliver to the Trustee an indenture supplemental hereto for the purpose of establishing the terms thereof and the forms and denominations in which they may be issued, together with a Certified Resolution authorizing the same, and the Trustee will execute and deliver such supplemental indenture pursuant to Article 12.

(3)               Whenever any series of Additional Debentures has been authorized, they may from time to time be executed by the Corporation and delivered to the Trustee, and subject to Sections 2.09(2) and 13.06, must be certified by the Trustee and delivered by the Trustee to or to the order of the Corporation upon receipt by the Trustee of:

(a)	a Certified Resolution authorizing the issuance, certification and delivery of a specified principal amount of Debentures of such subsequent series;

(b)	an Order of the Corporation for the certification and delivery of such Debentures specifying the principal amount of the Debentures to be certified and delivered;

(c)	an opinion of Counsel in favour of the Trustee to the effect that all legal requirements in connection with the issue of such Debentures have been complied with; and

(d)	such certificate as the Corporation is required, pursuant to Section 13.06, to furnish to the Trustee in connection with the issue, certification and delivery of the Debentures.

2.12	Interim Debentures

Pending the delivery of definitive Debentures of any series to the Trustee, the Corporation may issue and the Trustee may certify interim Debentures, with or without coupons, in such forms and in such denominations and signed in such manner as the Trustee and the Corporation may approve, entitling the holders thereof to definitive Debentures of the said series when they are ready for delivery. When so issued and certified, the interim Debentures will, for all purposes, be deemed to be Debentures and, pending the exchange thereof for definitive Debentures, the holders of the interim Debentures will be entitled to the benefit of this Indenture to the same extent and in the manner as though such exchange had actually been made. Forthwith after the Corporation has executed and delivered the definitive Debentures to the Trustee, the Trustee must call in for exchange all interim Debentures that have been issued and forthwith after such exchange will cancel the interim Debentures together with any unmatured coupons pertaining thereto. No charge will be made by the Corporation or by the Trustee to the holders of such interim Debentures for such exchange. All interest paid upon interim Debentures without coupons will be noted thereon as a condition precedent to such payment unless paid by cheque to the registered holders thereof.

2.13	Global Debentures

(1)               At the Corporation's option, any of the Debentures may be represented in the form of fully registered Global Debentures held by, or on behalf of, a Depositary as custodian of the Global Debentures (for its participants) and registered in the name of the Depositary or its nominee. It is expressly acknowledged that any registrations of ownership and transfers of such Debentures will be made only through the record entry securities transfer and pledge system administered by the Depositary in accordance with the Depositary's operating rules and procedures for security settlement in force from time to time (the "Book Based System"). The rights of the holder of any interest in the Debentures represented by a Global Debenture (including the right to receive a certificate or other instrument evidencing an ownership interest in such Debenture) will be limited to those established by Applicable Law and agreements between the Depositary and its participants and between such participants and holders of such interest.

(2)               Every Global Debenture of a series authenticated and delivered by the Trustee must bear a legend in substantially the following form:

THIS DEBENTURE IS A GLOBAL DEBENTURE WITHIN THE MEANING OF THE TRUST INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBENTURE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A REGISTERED DEBENTURE, AND NO TRANSFER OF THIS DEBENTURE IN WHOLE OR IN PART MAY BE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE TRUST INDENTURE.

(3)               Each Global Debenture authenticated hereunder must be registered in the name of the Depositary designated for such Global Debenture or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Debenture will constitute a single Debenture for all purposes of this Indenture. Neither the Corporation nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made by any Depositary on account of the beneficial interests in any Global Debenture. Except as provided in this Section 2.13, owners of beneficial interests in any Global Debenture will not be entitled to have Debentures registered in their names, receive or be entitled to receive Debentures in definite form or be considered owners or holders thereof hereunder. Nothing herein prevents the owners of beneficial interests in Global Debentures from voting using duly executed proxies.

(4)               Notwithstanding any other provision in this Indenture, no Global Debenture may be exchanged in whole or in part for registered Debentures, and no transfer of a Global Debenture in whole or in part may be registered in the name of any Person other than the Depositary for such Global Debenture or a nominee thereof unless:

(a)	such Depositary:

(i)	has notified the Corporation that it is unwilling or unable to continue as Depositary for such Global Debenture;

(ii)	has ceased to be a Clearing Agency (registered, if required, under the securities legislation governing such Global Debenture) or otherwise ceased to be eligible to be a depositary;

(iii)	has been notified by the Corporation, at the Corporation's option, that the Corporation elects or is required by law to terminate the book entry system through such Depositary or otherwise; or

(iv)	an Event of Default has occurred and is continuing.

ARTICLE 3 - REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP

3.01	Fully Registered Debentures

(1)               With respect to each series of Debentures consisting in whole or in part of fully registered Debentures, the Corporation must cause to be kept a central register at the principal office of the Trustee in Toronto and branch registers at the principal office of the Trustee, or such other registrar as the Corporation may appoint, wherever specified in such Debentures, and at such other places as the Corporation may designate with the approval of the Trustee. Each register will contain all particulars required by Applicable Law including the names and latest known addresses of the holders of Debentures of such series and particulars of the Debentures held by them and of all transfers of such Debentures. Each branch register will contain the same particulars as the central register but only with respect to Debentures issued or transferred at the office at which such branch register is kept. The registration of any Debenture will be noted on such Debenture by the Trustee or other registrar.

(2)               No transfer of a fully registered Debenture will be valid unless made on one of the registers herein provided for by the registered holder or such holder's executors, administrators or other legal representatives or such holder's attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee or other registrar upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe, nor unless the name of the transferee has been noted on the Debenture by the Trustee or other registrar.

3.02	Coupon Debentures

(1)               Title to coupon Debentures issued hereunder will pass by delivery unless registered for the time being as hereinafter provided. Notwithstanding registration of coupon Debentures as to principal, the coupons when detached will continue to be payable to bearer and title thereto will pass by delivery.

(2)               With respect to each series of Debentures consisting in whole or in part of coupon Debentures registrable as to principal only, the Corporation will cause to be kept a central register at the principal office of the Trustee in Toronto and branch registers at the principal office of the Trustee, or such other registrar as the Corporation may appoint, wherever specified in such Debentures and at such other places as the Corporation may designate with the approval of the Trustee, in which holders of such Debentures may register the same as to principal only. Each register will contain all particulars required by Applicable Law including the names and latest known addresses of the holders of Debentures of such series and particulars of the Debentures held by them and of all transfers of such Debentures. Each branch register will contain the same particulars as the central register but only with respect to Debentures issued or transferred at the office at which such branch register is kept. The registration of any Debenture will be noted on such Debenture by the Trustee or other registrar.

(3)               After registration of a coupon Debenture, no transfer thereof will be valid unless made on one of such registers by the registered holder or such holder's executors, administrators or other legal representatives or such holder's attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee or other registrar upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe, or unless the name of the transferee has been noted on the Debenture by the Trustee or other registrar. Any such Debenture may be discharged from registration by being transferred to bearer after which it will be transferable by delivery but may again from time to time be registered and discharged from registration.

3.03	Exchange of Debentures

(1)               Subject to Section 3.06, Debentures of any series and any denomination may be exchanged for Debentures of the same series and same aggregate principal amount in any other authorized denominations for such series.

(2)               Such exchanges may be made upon reasonable notice at the principal office of the Trustee in Toronto or at the principal office of the Trustee or other registrar wherever specified in the fully registered Debentures of such series or at such other places as the Corporation may designate with the approval of the Trustee. Any Debenture tendered for exchange will be surrendered and cancelled. The Corporation will execute and the Trustee will certify all Debentures necessary to carry out such exchanges.

3.04	Charges for Transfer and Exchange

(1)               Except as provided in Sections 3.04(2) and 5.03, for each Debenture exchanged or transferred, if required by the Corporation and subject to any limitation prescribed by Applicable Law, the Trustee may make a reasonable charge for its services and for any new Debenture issued, and payment of such charges and reimbursement of the Trustee or the Corporation for any transfer taxes or governmental or other charges required to be paid must be made by the party requesting such exchange or transfer as a condition precedent thereto.

(2)               No charge to a Debentureholder will be made hereunder:

(a)	for any transfer or exchange of any Debenture applied for within the period of two months from and including the date of such Debenture;

(b)	for any exchange after the expiration of such two-month period of any Debenture issued within such period in a denomination in excess of $[•] for Debentures of smaller denominations; or

(c)	for any exchange of any Debenture that has been issued under Sections 2.06 or 5.03 in a denomination in excess of $[•] for Debentures of smaller denominations.

3.05	Inspection of Registers and Lists of Holders

(1)               The registers provided for in Sections 3.01 and 3.02 will at all reasonable times be open for inspection by the Corporation, the Trustee or any holder of Debentures of the series to be inspected.

(2)               Every registrar, including the Trustee, will from time to time

(a)	at the request of the Corporation or the Trustee, furnish the Corporation or the Trustee with a list of the names and addresses of the holders of Debentures entered on the register kept by such registrar for that series, showing the principal amount of the Debentures held by each such holder and the aggregate principal amount of the Debentures and

(b)	at the request of any holder of Debentures of such series, furnish such a list to such holder upon fulfillment by such holder of the conditions prescribed by Applicable Law in that respect.

3.06	Closing of Registers

(1)               Neither the Corporation nor the Trustee nor any other registrar will be required

(a)	to make transfers or exchanges of any Debenture of any series on any interest payment date for the Debentures of that series or during the 10 preceding Business Days or

(b)	to make transfers or exchanges of any Debenture of any series,

(i)	on the day of any selection by the Trustee of Debentures of that series to be redeemed or during the 10 preceding Business Days or

(ii)	that has been selected or called for redemption in whole or in part unless, upon due presentment thereof for redemption, such Debenture is not redeemed.

(2)               Subject to any restriction herein, the Corporation with the approval of the Trustee may at any time close any register for any series of Debentures, other than that kept at the principal office of the Trustee in Toronto, and transfer the registration of the Debentures registered thereon to another register and thereafter such Debentures will be deemed to be registered on such other register. Notice of such transfer will be given to the holders of such Debentures.

3.07	Ownership of Debentures

(1)               Unless otherwise required by Applicable Law, the Person in whose name any Debenture is registered will for all purposes of this Indenture be deemed to be the owner thereof and payment of or on account of the principal of such Debenture and any premium and interest thereon will be made only to or upon the order in writing of such registered holder.

(2)               Unless otherwise required by Applicable Law, the Corporation and the Trustee may treat the bearer of any unregistered Debenture and the bearer of any coupon, whether or not the Debenture from which it has been detached is registered as to principal, as the absolute owner of such Debenture or coupon, as the case may be, for all purposes and neither the Corporation nor the Trustee nor any registrar will be affected by any notice to the contrary.

(3)               Neither the Corporation nor the Trustee or other registrar will be bound to take notice of or see to the performance or observance of any duty owed to a third Person, whether under a trust, express, implied, resulting or constructive in respect of any Debenture or otherwise, by the registered holder or any Person who the Corporation or the Trustee treats, as permitted or required by Applicable Law, as the owner or the registered holder of such Debenture.

(4)               The registered holder for the time being of any registered Debenture and the bearer of any unregistered Debenture and the bearer of any coupon will be entitled to the principal, any premium and interest evidenced by such instrument, free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate holder thereof except in respect of equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction, and all Persons may act accordingly and the receipt of any such holder for any such principal, premium or interest will be a good discharge to the Corporation and the Trustee for the same and neither the Corporation nor the Trustee will be bound to inquire into the title of any such holder save as aforesaid.

(5)               The Corporation and the Trustee may treat the holder of any Debenture as the owner thereof without actual production of such Debenture for the purpose of any Debentureholders' Request, requisition, direction, consent, instrument or other document. Upon receipt of a certificate of any bank, trust company or other depositary satisfactory to the Trustee stating that the unregistered Debentures specified therein have been deposited by a named Person with such bank, trust company or other depositary and will remain so deposited until the expiry of the period specified therein, the Corporation and the Trustee may treat the Person so named as the owner, and such certificate as sufficient evidence of the ownership by such Person during such period, of such Debentures, for the purpose of any Debentureholder's Request, requisition, direction, consent, instrument or other document to be made, signed or given by the holder of the Debenture so deposited.

ARTICLE 4 - SECURITY

4.01	Fixed and Floating Charge

As general and continuing security for the due payment of the principal of and interest (including interest on amounts in default) and any premium on the Debentures and of all other money from time to time owing pursuant to the terms of this Indenture and on the Debentures and the due performance by the Corporation of all of its obligations hereunder, subject to the reservation as to leaseholds hereinafter set forth, the Corporation hereby:

(a)	grants a security interest in the present and future undertaking and assets, both real and personal, of the Corporation (the "Collateral"), assigns the Collateral and mortgages, pledges and charges the Collateral as and by way of a fixed and specific mortgage, pledge and charge, in each case to the Trustee as trustee for the Debentureholders. Without limiting the generality of the foregoing, the Collateral includes all right, title and interest that the Corporation now has or may hereafter have, be possessed of, be entitled to, or acquire, by way of amalgamation or otherwise, in all assets of the following kinds:

(i)	real property, leaseholds of real property and interests and rights therein described in Schedule [•];

(ii)	buildings, erections, structures, improvements and fixtures situate on or forming part of the property referred to in Section 4.01(a)(i);

(iii)	machinery, equipment, plant, furniture, vehicles and other tangible personal property which are not inventory;

(iv)	debts, accounts, claims and choses in action for monetary amounts which are now or which may hereafter become due, owing or accruing due to the Corporation;

(v)	inventory of whatever kind and wherever situate including all goods held for sale or lease or furnished or to be furnished under contracts for service or that are raw materials, work in process or material used or consumed in the business of the Corporation;

(vi)	chattel paper;

(vii)	warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(viii)	shares, stock, warrants, bonds, debentures, debenture stock and other securities (collectively, "Securities");

(ix)	bills, notes or cheques within the meaning of the Bills of Exchange Act (Canada) and letters of credit;

(x)	intangibles not otherwise described in this Section 4.01(a) including all goodwill, patents, trademarks, copyrights and other industrial property;

(xi)	coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(xii)	books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the Collateral and all rights and benefits in respect thereof; and

(xiii)	proceeds of any Collateral in any form derived, directly or indirectly, from any dealing with the Collateral or that indemnifies or compensates for the loss of or damage to the Collateral; and

(b)	grants to the Trustee a security interest in the present and future undertaking and assets, both real and personal, of the Corporation and charges as and by way of a floating charge to the Trustee, all its present and future undertaking and assets, both present and future, of every nature and kind and wherever situate (other than such as are validly subjected to the fixed and specific mortgage and charge hereby created) of which it may be possessed of, entitled to, or acquire, now or hereafter, and any and all proceeds of any of the foregoing.

To have and to hold the Collateral and the mortgages, pledges, charges, security interests and assignments thereof and all rights hereby conferred unto the Trustee, its successors and assigns, forever, but in trust, nevertheless, for the equal benefit and security of all the Debentureholders without any preference or priority except as otherwise specifically provided herein, and with the powers and authorities and subject to the terms and conditions set forth in this Indenture.

4.02	Pledged Securities

In connection with the pledge of the Securities:

(a)	the Corporation must:

(i)	with respect to all Collateral that is a Certificated Security or an Uncertificated Security credited on the books of the Clearing Agency, promptly notify the Trustee thereof and promptly (A) take all actions required to comply with the applicable rules of such Clearing Agency, (B) take all actions required to perfect the security interest of the Trustee in such Collateral under Applicable Law, and (C) take all such further and other actions as the Trustee, acting reasonably, deems necessary or desirable to effect the foregoing;

(ii)	with respect to all Collateral that are Certificated Securities (other than a Certificated Security credited on the books of the Clearing Agency) deliver to the Trustee all certificates, instruments and securities representing or evidencing such Securities in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, in each case satisfactory to the Trustee, all of which certificates, instruments and securities will remain in the custody of the Trustee; and

(iii)	with respect to all Collateral that are Uncertificated Securities (other than an Uncertificated Security credited on the books of the Clearing Agency) cause the issuer of such Uncertificated Securities to duly authorize and execute, and deliver to the Trustee, an agreement for the benefit of the Trustee and the Debentureholders, in form and substance satisfactory to the Trustee, acting reasonably, pursuant to which such issuer agrees to comply with any and all instructions originated by the Trustee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security originated by any other Person other than a court of competent jurisdiction;

(b)	subject to Section 4.02(d), the Trustee must pay over to the Corporation any cash dividends or cash distributions received by or for it upon or in respect of such Securities; provided, however, that the Corporation is not entitled to receive any stock dividends in respect of the Securities and all such stock dividends and capital money (including repayments of capital and cash proceeds on a redemption of Securities) must be held by the Trustee on the terms herein contained;

(c)	the Corporation will be entitled to exercise, and will exercise to prevent any contravention of any provision of this Indenture, all rights to vote from time to time until an Event of Default in respect of such Securities and the Trustee will from time to time upon request forthwith execute and deliver to the Corporation or to its nominee suitable authorizations that will remain in effect until revoked by the Trustee upon an Event of Default to enable the Corporation to exercise all such rights to vote and the Trustee will not vote such Securities;

(d)	if an Event of Default occurs and all authorizations referred to in Section 4.02(c) have been revoked, the Trustee will have the right to vote in respect of such Securities and to retain any dividends or cash distributions in respect of the Securities while the default continues, but may pay the dividends or cash distributions over to the Corporation upon the default ceasing or being rectified;

(e)	the Corporation must deliver to the Trustee consents to transfer the Securities, including certified copies of resolutions, as the Trustee and Counsel may require so that registration of the Securities in the name of the Trustee may be effected at any time as aforesaid and will cause fresh consents to transfer the Securities to the same effect to be delivered to the Trustee whenever the Trustee requires them;

(f)	the Corporation will forward to the Trustee a copy of all communications received by it from any Person relating to Securities forthwith upon receipt thereof; and

(g)	the Corporation hereby irrevocably authorizes the Trustee or any of its officers or any nominee of the Trustee as attorney with power of substitution, for and in the name of the Corporation, to sign and seal all documents and to fill in all blanks in signed powers of attorney and transfers necessary in order to complete the transfer of the Securities to the Trustee or to any one or more of its nominees or to the Debentureholders or to any of them or to any purchaser, as the case may be.

4.03	Reservation of Last Day of Leasehold Terms

It is hereby declared that the last day of any term reserved by any lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Corporation, is hereby and will be excepted out of the Lien of this Indenture and does not and will not form any part of the Collateral, but the Corporation must stand possessed of the reversion remaining in the Corporation of any leasehold premises for the time being demised as aforesaid upon trust to assign and dispose thereof as any purchaser of such leasehold premises directs.

4.04	Dealing with Collateral by the Corporation

The Corporation must not sell, lease or otherwise dispose of any of the Collateral without the prior written consent of the Trustee, except that the Corporation may, until an Event of Default occurs, deal with its money and sell items of inventory in the ordinary course of its business so that the purchaser thereof takes title thereto free and clear of the security interest, assignment, mortgage, pledge and charge granted hereby but all proceeds of any such sale will continue to be subject to the security interest, assignment, mortgage, pledge and charge granted hereby and, upon the occurrence of an Event of Default, all money received by the Corporation will be received as trustee for the Debentureholders and must be held separate and apart from other money of the Corporation and must be paid over to the Trustee upon request.

4.05	Effective Date of Security

The assignments, mortgages, pledges, charges and other security interests hereby created will be effective and will have effect from and after the date hereof whether or not the money hereby secured or any part thereof is advanced before or after or at the same time as the issue of any of the Debentures intended to be hereby secured or before or after or upon the date of the execution of this Indenture.

4.06	Defeasance

If the Corporation duly pays all money payable by the Corporation under and all obligations secured by the Debentures then the assignments, mortgages, pledges, charges and other security interests and charges hereby granted will cease and become null and void and the Collateral will revert to and revest in the Corporation without any release, reconveyance, re-entry or other act or formality whatsoever.

4.07	After Acquired Property and Further Assurances

(1)               The Corporation must from time to time execute and do, or cause to be executed and done, all deeds, documents and things that, in the opinion of Counsel, are necessary or advisable to ensure that after acquired property of the nature described in Section 4.01 becomes subject to the fixed charges thereunder.

(2)               The Corporation must, subject as herein provided, forthwith, and from time to time, execute and do, or cause to be executed and done, all deeds, documents and things that, in the opinion of Counsel, are necessary or advisable for giving the Trustee (so far as may be possible under the local laws of the places where the Collateral is situate) a valid fixed and floating charge of the nature herein specified upon any undertaking and assets, whether now owned or hereafter acquired, intended to be included in the Collateral and a valid transfer thereof for and to secure the payment of the principal, interest and any premium for the time being and from time to time owing under this Indenture and the Debentures and all other money intended to be secured by this Indenture, and for conferring upon the Trustee the power of sale and other powers over the Collateral as are hereby expressed to be conferred.

(3)               Notwithstanding anything herein contained, the Trustee will not be bound to take any conveyance, assignment or transfer pursuant hereto of any asset that, in the opinion of the Trustee, is of an onerous character, but the Corporation must hold any such asset in trust for the Trustee.

4.08	Registration

The Corporation must from time to time record, file, enter or register this Indenture, all indentures supplemental hereto, and all other instruments of further assurance without delay, wherever in the opinion of Counsel it is necessary or advisable to preserve and protect the Lien hereof and the rights of the Debentureholders and the Trustee hereunder for such action to be taken, in any land registry or land titles office against all real and immoveable property and rights referred to in Section 4.01 and under the provisions of all statutes providing for the registration of security interests in Canada, any province or territory of Canada and any other jurisdiction in which the Collateral is situated from time to time. The Corporation must renew such recordings, filings or registrations from time to time as and when required to keep them in full force and effect. The Corporation must from time to time, when requested to do so by the Trustee, furnish the Trustee with an opinion of Counsel that the provisions of this Section 4.08 have been complied with.

4.09	Attachment

The parties intend that the security interests hereby created in the Collateral will attach upon execution of this Indenture.

4.10	Expropriation

(1)               If all or any part of the Collateral is taken by the exercise of any power of expropriation or under any other similar power exercisable by Governmental Authority (in this Section 4.10, an "expropriation") and the compensation for the assets so expropriated (in this Section 4.10, the "compensation") exceeds Cdn. $[•], the Corporation will forthwith pay such compensation to the Trustee to be held and invested in Authorized Investments.

(2)               To the extent that the Corporation uses or proposes to use the compensation to purchase or enhance real property located in Canada, the compensation funds deposited with the Trustee may be withdrawn by the Corporation substantially in the same manner and subject to the same conditions as provided in Section 7.01(e) with respect to insurance proceeds.

(3)               If the Corporation does not use all or any part of the funds deposited with the Trustee under Section 4.10(2), such funds will remain invested by the Trustee in Authorized Investments for the benefit of the Debentureholders, provided that the Corporation will be entitled, from time to time, to withdraw all or part of such funds upon receipt by the Trustee of a certificate of the Corporation describing real property purchased by the Corporation and subjected to the fixed charge hereunder after [•], 20[•] with funds of the Corporation from sources other than proceeds deposited with the Trustee under Sections 4.02, 4.10 or 7.01(e) and certifying that the value of such real property (as shown on the consolidated balance sheet of the Corporation after deducting the principal amount of any Debt secured by Liens thereon other than the Lien of this Indenture) exceeds the value of the funds being withdrawn when aggregated with all other funds previously withdrawn under Section 4.02, this Section 4.10(3) and Section 7.01(e).

4.11	Funds Held by Trustee

All cash that may at any time be deposited with or held by the Trustee in accordance with the provisions of this Indenture will be held by the Trustee in the Province of Ontario and all Certificated Securities will be held by the Trustee in the Province of Ontario.

4.12	Power of Attorney for Québec Registrations

(1)               The Trustee is hereby appointed and accepts its appointment as fonde de pouvoir (power of attorney) of the Debentureholders as contemplated by article 2692 of the Civil Code of Québec to enter into, to take and to hold, on behalf of and for the benefit of each of the Debentureholders, any hypothec granted to secure payment of and performance under the Debentures, and to exercise such powers and duties that are conferred upon the Trustee under any deed of hypothec or herein or under any other agreement. Any Person who becomes a Debentureholder will be deemed to have consented to and confirmed the Trustee as fonde de pouvoir and to have ratified as of the date such Person becomes a Debentureholder all actions taken by the fonde de pouvoir.

(2)               The Trustee hereby appoints the Corporation and its duly authorized agents and their successors to be its attorney in the Province of Québec specifically for the purposes of doing only those things that the Corporation may lawfully do by attorney for the purpose of (a) discharging, releasing, reassigning, retroceding, waiving or subordinating any hypothec, security interest or other charge in respect of any of the accounts receivable forming part of the Collateral where full or partial payment of such account receivable is made to the Corporation in the ordinary course of business and such payment would entitle the obligor of such account receivable to the registration of a full or partial discharge pursuant to article 3065 of the Civil Code of Québec and (b) consenting to the discharge, release, reassignment, retrocession, waiver or subordination of any hypothec, security interest or other charge in respect of any accounts receivable not forming part of the Collateral including in the case of both (a) and (b) endorsing the Trustee's name on any consents, filings, registrations or other documents in furtherance thereof.

4.13	Sub-attorney for Québec Discharges

The Trustee hereby authorizes the Corporation and its duly authorized agents to appoint any other person as sub-attorney and to delegate its powers pursuant to Section 4.12, provided that the Corporation is responsible for the acts and omissions of any of its duly authorized agents and their successors, agents and sub-attorneys who have been delegated powers under Section 4.12.

ARTICLE 5 - REDEMPTION AND PURCHASE

5.01	Optional Redemption of Series A Debentures

The Series A Debentures will not be redeemable by the Corporation before •. The Corporation will have the right to redeem on and after [•], 20[•] and prior to the maturity of the Series A Debentures at any time the whole or from time to time any part of the principal amount of the Series A Debentures upon payment in lawful money of Canada of an amount equal to the higher of (a) the Canada Yield Price of the relevant Debenture and (b) the principal amount thereof, together in either case with unpaid interest accrued thereon.

5.02	Places of Payment

The Redemption Price of Debentures called for redemption under any provision hereof will be payable upon presentment and surrender thereof (together with all unmatured coupons pertaining thereto) at any of the places where the principal of such Debentures is expressed to be payable or at any other place specified in the notice of redemption.

5.03	Partial Redemption

(1)               If less than all the Debentures of any one series are to be redeemed at any one time, the Debentures to be redeemed will be selected by a method that complies with the requirements, if any, of any stock exchange on which the Debentures are listed and that the Trustee considers fair and appropriate or, in the absence of any such requirement, on a pro rata basis (to the nearest multiple of $1,000) based upon the principal amount of such Debentures registered in the name of each holder or in such other manner as the Trustee considers equitable.

(2)               The holder of any Debenture to be redeemed in part only must, upon presentment of such Debenture and receipt of the money payable to such holder by reason of such redemption, surrender such Debenture to the paying agent for transmission to the Trustee and the Trustee must cancel the same and, without charge, forthwith certify and deliver to such holder a new Debenture or Debentures in an aggregate principal amount equal to the unredeemed part of the principal amount of the Debenture so surrendered.

(3)               Unless the context otherwise requires, all provisions of this Indenture relating to the redemption of Debentures relate, in the case of Debentures redeemed or to be redeemed only in part, to the portion of the principal amount of such Debenture which has been or is to be redeemed.

5.04	Notice of Redemption

sNotice of redemption must be given to the holders of the Debentures that are to be redeemed not more than 60 and not less than 30 days prior to the date fixed for redemption in the manner provided in Article 15. Every such notice must specify the aggregate principal amount of Debentures called for redemption, the date fixed for redemption, the Redemption Price and the places of payment and must state that interest upon the principal amount of Debentures called for redemption will cease to be payable from and after the Redemption Date. In addition, unless all the outstanding Debentures of a series are to be redeemed, the notice of redemption must also identify the Debentures that are to be redeemed and if any such Debenture is to be redeemed in part only, the principal amount of such part.

5.05	Payment of Redemption Price

Upon notice being given in accordance with Section 5.04, the principal amount of the Debentures called for redemption will be due and payable at the Redemption Price, on the Redemption Date and with the same effect as if it were the date of maturity specified in such Debentures, anything therein or herein to the contrary notwithstanding. From and after such Redemption Date, interest upon the principal amount becoming due and payable will cease unless payment of the Redemption Price is not made on presentment for surrender of such Debenture (and all unmatured coupons, if any, pertaining thereto) at any of the places referred to in Section 5.02 on or after the Redemption Date and prior to the setting aside of the Redemption Price pursuant to Article 9.

5.06	Purchase of Debentures

The Corporation may at any time and from time to time purchase Debentures in the market (including purchase from or through an investment dealer or a firm holding membership on an recognized stock exchange) or by tender or by private contract at any price not exceeding the principal amount thereof at the date of purchase, together with unpaid interest accrued thereon to the date of purchase, costs of purchase and any premium that would have been payable had the Corporation redeemed the Debenture, other than through sinking fund operations, on the date of purchase.

5.07	Cancellation of Retired Debentures

Subject to the provisions of Section 5.03 as to Debentures redeemed in part, all Debentures purchased or redeemed in whole or in part under the provisions of this Article 5 must be forthwith delivered to and cancelled by the Trustee and no Debentures of the same series will be issued in substitution therefor.

Notwithstanding any other provision of this Indenture, payment of part of the principal amount of any Debenture may be made by the Corporation or the Trustee to the holder thereof without presentation or surrender thereof to the Trustee if the Corporation has filed with the Trustee a Certificate of the Corporation stating that the Corporation has entered into an agreement with such holder or the Person for which such holder is acting as nominee to the effect that payments will be so made and that such holder or other Person will not dispose of such Debenture or any interest therein without, prior to the delivery thereof, surrendering such Debenture to the Trustee or other registrar in exchange for a Debenture or Debentures aggregating the same principal amount as the principal amount of such Debenture so surrendered which remains unpaid.

5.08	Application to Subsequent Series

The provisions of Sections 5.02 to 5.07, inclusive, apply to the Series A Debentures and to the Debentures of any subsequent series that are by their terms redeemable, unless otherwise provided in the supplemental indentures establishing the terms of Debentures of such subsequent series.

ARTICLE 6 - SINKING FUND PAYMENTS FOR SERIES A DEBENTURES

6.01	Mandatory Sinking Fund Payments for Series A Debentures

(1)               The Corporation must establish a sinking fund for the benefit of the holders of Series A Debentures by paying to the Trustee on or before [•] in each of the years [•] to [•] inclusive a sum sufficient to redeem $[•] principal amount of Series A Debentures (a "Mandatory Sinking Fund Payment") on [•] in such year (a "Sinking Fund Retirement Date").

(2)               Not later than [•] in each of the years [•] to [•] inclusive, the Trustee must select for redemption in accordance with the provisions of Section 5.03 the largest aggregate principal amount of Series A Debentures that may be redeemed on the next Sinking Fund Retirement Date out of the total of the amount in the sinking fund on the date of selection plus the amount of the Mandatory Sinking Fund Payment to be made by the Corporation prior to the next Sinking Fund Retirement Date (as reduced by the application of any available sinking fund credit) and must notify the Corporation as to the Series A Debentures so selected. The Corporation, or the Trustee for and in the name of the Corporation, must call for redemption on such next Sinking Fund Retirement Date the Series A Debentures so selected. The provisions of Sections 5.02 to 5.05 and Section 5.07 apply mutatis mutandis to payments under this Section 6.01.

6.02	Credit for Non-Sinking Fund Redemptions

Series A Debentures redeemed by the Corporation pursuant to Section 5.01 or purchased by the Corporation for cancellation in accordance with the provisions of Section 5.06 constitute a credit equal to the principal amount thereof. Such credit will be applied to reduce the Mandatory Sinking Fund Payments falling due after the date of such redemption or purchase pro rata.

6.03	Sinking Fund Redemption Price

The amount of the Series A Debentures redeemed under this Article are redeemable at the principal amount thereof together with interest on such principal amount accrued and unpaid to the date specified for redemption, the whole constituting the "Sinking Fund Redemption Price".

ARTICLE 7 - COVENANTS OF THE CORPORATION

7.01	Positive Covenants

Except on the authority of an Extraordinary Resolution:

(a)	Timely Payment. The Corporation must make due and timely payment of the principal of, any premium and accrued interest on every Debenture required to be paid by it hereunder or under any Debenture.

(b)	Conduct of Business and Maintenance of Existence. The Corporation must, and must cause each of its Designed Subsidiaries to, carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; except as provided in Article 10, maintain its existence; maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply with all its material licences and requirements of Applicable Law.

(c)	Access to Information. The Corporation must, and must cause each of its Designated Subsidiaries to, permit the Trustee, during normal business hours and from time to time upon reasonable notice, to inspect any of its assets and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of its representatives as it may designate) its auditors, the reasonable expense of all of which will be paid by the Corporation.

(d)	Obligations and Taxes. The Corporation must, and must cause each of its Designated Subsidiaries to, pay or discharge, or cause to be paid or discharged, before they become delinquent (i) all Taxes imposed upon it or upon its income or profits or in respect of its business or assets (and file all tax returns in respect thereof), (ii) all lawful claims for labour, materials and supplies, (iii) all required payments under any of its Debt and (iv) all of its other obligations; provided, however, that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and a reserve in accordance with GAAP has been established on its books.

(e)	Insurance.

(i)	The Corporation must, and must cause each of its Designated Subsidiaries to, maintain insurance coverage by financially sound and reputable insurers with a financial strength rating of A or higher by A.M. Best (or the equivalent rating by another nationally recognized rating agency of similar standing) at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar assets; provided, however, that if, during the term of any such insurance policy, the rating accorded the insurer is less than A, the Corporation or such Designated Subsidiary will, on the date of renewal of any such policy, obtain such insurance policy from an insurer meeting the criteria described above.

(ii)	If the proceeds of insurance on the Collateral with respect to a single occurrence exceed $[5,000,000], the Corporation must cause, and must ensure that each Designated Subsidiary causes, such proceeds to be made payable to the Trustee, to be held by the Trustee subject to the Lien hereof and to rights under Permitted Liens.

(iii)	Insurance proceeds in respect of damage or destruction (but not business interruption insurance) must be held by the Trustee and invested by the Trustee in Authorized Investments.

(iv)	The Trustee will pay all such proceeds received on account of any such damage or destruction to the Corporation or as it may direct from time to time as restoration, replacement or rebuilding ("Restoration") progresses to pay (or reimburse the Corporation for) the cost of Restoration upon receipt by the Trustee of:

(A)	a certificate of the Corporation describing the proposed Restoration and stating or estimating such cost and, if such cost or the proceeds of insurance in respect of such damage or destruction exceeds $[1,000,000], a certificate of an appraiser as to such cost and showing the computation thereof in reasonable detail;

(B)	such evidence as the Trustee may reasonably require in support of such statement or estimate of costs;

(C)	a certificate of the Corporation (and of any appraiser who gave a certificate under Section 7.01(e)(iv)(A)) establishing either (I) that the funds retained by the Trustee, after the withdrawal being applied for (the "Proposed Withdrawal"), with other funds expended by the Corporation not subject to this Indenture, are adequate for the completion of the proposed Restoration in a functional, useful and efficient form for its intended use and that the aggregate of the amounts previously withdrawn pursuant to this Section 7.01(e)(iv)(C) in connection with such Restoration and the amount of the Proposed Withdrawal do not exceed the cost to the Corporation of the Restoration to the extent then completed less any amounts that the Corporation is required by any statute or regulation to retain or hold back in respect of such Restoration; or (II) that the proposed Restoration has been completed in such form at least for the period required by statute or regulation for expiration of construction lien rights against the asset restored, replaced or rebuilt, as the case may be; and

(D)	if required by the Trustee, an opinion of Counsel that the asset restored, replaced or rebuilt, as the case may be, is subject to the fixed charge hereunder.

(v)	If the Corporation does not use all of the proceeds deposited with the Trustee under Section 7.01(e)(ii), the remaining proceeds must remain invested by the Trustee in Authorized Investments for the benefit of the Debentureholders.

(f)	Notice of Event of Default. The Corporation must promptly notify the Trustee of any Event of Default of which it becomes aware, using reasonable diligence, or event which with the passing of time or giving of notice or both would constitute an Event of Default.

(g)	Environmental Compliance. The Corporation must, and must cause each of its Designated Subsidiaries to, operate all assets owned, leased or otherwise used by it such that no obligation including a clean-up or remedial obligation arises under any Requirements of Environmental Law; provided, however, that if any such claim is made or any such obligation arises, the Corporation or Designated Subsidiary, as the case may be, must immediately satisfy or contest such claim or obligation at its own cost and expense. It must promptly notify the Trustee upon (i) learning of the existence of hazardous materials located on, above or below the surface of any land which it occupies or controls (except those being stored, used or otherwise handled in substantial compliance with the requirements of Applicable Law), or contained in the soil or water constituting such land and (ii) the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of hazardous materials that has occurred on or from such land which, as to either (i) or (ii), could materially adversely affect its ability to perform its obligations hereunder or under any Debenture.

(h)	Collateral. With respect to the Collateral, the Corporation must:

(i)	provide to the Trustee the security required from time to time pursuant to Article 4 in accordance with the provisions thereof, accompanied by supporting resolutions, certificates and opinions in form and substance satisfactory to the Trustee, acting reasonably; and

(ii)	do, execute and deliver all such things, documents, security agreements and assurances as may from time to time be requested by the Trustee, acting reasonably, to ensure that the Trustee holds at all times valid, enforceable, perfected first priority Liens (subject only to Permitted Liens) from the Corporation meeting the requirements of Article 4.

(i)	Maintenance of Assets. The Corporation must, and must cause each of its Designated Subsidiaries to, keep all assets that are necessary for its business in good working order and condition, normal wear and tear excepted.

(j)	Information and Records. The Corporation must, and must cause each of its Designated Subsidiaries to, maintain a system of accounting that is established and administered in accordance with GAAP, keep adequate and proper books and records of account in accordance with GAAP and, in all material respects, keep accurate and complete records of any assets in which it has an interest.

(k)	Guarantee Agreements. The Corporation must cause each Designated Subsidiary to enter into a guarantee agreement substantially in the form set out in Schedule 7.01(k).

(l)	Guarantee Security. The Corporation must cause each Designated Subsidiary to execute and deliver to the Trustee (i) a floating charge debenture substantially in the form set out in Schedule 7.01(l)A, (ii) a debenture pledge agreement substantially in the form set out in Schedule 7.01(l)B and (iii) if there are shares to be pledged, a share pledge agreement substantially in the form set out in Schedule 7.01(l)C (collectively, the "Guarantee Security").

7.02	Reporting Requirements

Except on the authority of an Extraordinary Resolution, the Corporation must furnish to the Trustee:

(a)	Annual Financials. as soon as available, and in any event within 120 days after the end of each Financial Year, a copy of the audited annual consolidated financial statements (including a balance sheet and statements of profit and loss and source and application of funds) of the Corporation and its Subsidiaries and of the Corporation and its Designated Subsidiaries, for such Financial Year, together with the notes thereto, all prepared in accordance with GAAP and reported upon by the Corporation's Auditors without qualifications;

(b)	Quarterly Financials. as soon as available, and in any event within 60 days after the end of each of the first, second and third Financial Quarters, a copy of the unaudited quarterly consolidated financial statements (including a balance sheet and statements of profit and loss and source and application of funds) of the Corporation and its Subsidiaries and of the Corporation and its Designated Subsidiaries, for such period, all prepared in accordance with GAAP;

(c)	Officer's Certificate. together with each delivery of the financial statements referred to in Sections 7.02(a) and (b), a Compliance Certificate; and

(d)	Annual Compliance Certificate. as soon as available, and in any event within 60 days after the end of each Financial Year, a certificate that the Corporation and each Designated Subsidiary is in compliance with the provisions of any security created hereby.

7.03	Negative Covenants

Except on the authority of an Extraordinary Resolution, the Corporation must not, and must ensure that each of its Designated Subsidiaries does not:

(a)	Disposition of Collateral. dispose of, in one transaction or a series of transactions, all or any part of the Collateral, whether now owned or hereafter acquired, except that it may dispose of, in the normal course of its business, for fair market value, in accordance with customary trade terms, any tangible personal property that would reasonably be considered to be the subject matter of sales by it in the normal course of its business for the purpose of carrying on the same, or that is worn out, obsolete or no longer useful for the purpose of carrying on its business;

(b)	No Change of Name. change its name without providing the Trustee with prior written notice thereof;

(c)	No Debt. create, incur, assume or permit to remain outstanding any Debt other than Permitted Debt;

(d)	No Investments. make, directly or indirectly, any Investment, other than a Permitted Investment;

(e)	No Distributions. make any Distribution, other than a Permitted Distribution;

(f)	No Liens. create, incur, assume or permit to exist any Lien upon any of its assets, other than a Permitted Lien;

(g)	Acquisitions. make any Acquisition, other than a Permitted Acquisition;

(h)	No Change to Financial Year. make any change to its Financial Year which is, in respect of the Corporation currently December 31, and in respect of each Designated Subsidiary currently [December 31];

(i)	No Continuance. continue into any other jurisdiction; or

(j)	No Change to Business. carry on any business other than as currently carried on as of the date hereof.

7.04	Financial Covenants

Except on the authority of an Extraordinary Resolution, the Corporation must ensure that:

(a)	Senior Debt to EBITDA Ratio. the Senior Debt to EBITDA Ratio is at all times (i) during the period commencing on the date of this Agreement up to [•], 20[•], not greater than [•]:1; and (ii) during the period commencing [•], 20[•] and thereafter, not greater than [•]:1, as at the end of each Financial Quarter, using the most recent 12 month financial results including the financial results for the Financial Quarter for which the calculation is to be made;

(b)	Fixed Charge Coverage Ratio. the Fixed Charge Coverage Ratio is at all times (i) during the period commencing on [•], 20[•] and ending on [•], 20[•], not less than [•]:1; and (ii) during the period commencing on [•], 20[•] and thereafter, not less than [•]:1, as at the end of each Financial Quarter using the most recent 12 month financial results including the financial results for the Financial Quarter for which the calculation is to be made;

(c)	Current Assets to Current Liabilities Ratio. the Corporation's Current Assets to Current Liabilities Ratio is at all times not less than [•]:1;

(d)	Debt to Tangible Net Worth Ratio. the Debt to Tangible Net Worth Ratio is at all times not greater than [•]:1, as at the end of each Financial Quarter, using the most recent 12-month financial results including the financial results for the Financial Quarter for which the calculation is to be made; and

(e)	Tangible Net Worth. the Corporation's Tangible Net Worth is at all times not less than $[•].

7.05	Trustee's Remuneration and Expenses

The Corporation will pay to the Trustee from time to time reasonable remuneration for its services hereunder and will pay or reimburse the Trustee, upon its request, for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of the trusts created hereby (including the reasonable fees and disbursements of its counsel and all other advisers and assistants not regularly in its employ), both before and after any default hereunder until all duties of the Trustee under such trusts are finally and fully performed, except any such expense, disbursement or advance that arises from the negligence or bad faith of the Trustee. Any amount due under this Section 7.05 and unpaid 10 Business Days after request for such payment will bear interest from the expiration of such 10 Business Days at a rate per annum equal to the then current rate reasonably charged by the Trustee from time to time, payable on demand. After default, all amounts so payable and the interest thereon will be payable out of any funds coming into the possession of the Trustee in priority to the principal of and any premium and interest on the Debentures.

7.06	Not to Accumulate Interest

The Corporation must not, except on the authority of an Extraordinary Resolution, directly or indirectly, extend or assent to the extension of time for payment of any interest payable hereunder or be a party to or approve any such arrangement by purchasing or funding any interest or in any other manner. If the time for payment of any such interest is so extended, whether for a definite period or otherwise, and there is a default hereunder such interest will not be entitled to the benefit of the security granted hereunder except subject to the prior payment in full of the principal of all Debentures and of all interest on Debentures, the payment of which has not been so extended, and of all other money payable hereunder.

7.07	Payment of Additional Amounts

The Corporation must pay to any Debentureholder who is not a resident of Canada for purposes of the Income Tax Act (Canada), such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of principal of, any premium and interest on such Debenture, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed by Canada or any political subdivision or taxing authority thereof or therein, upon or as a result of such payment, will not be less than the amount provided for in such Debenture to be then due and payable; provided, however, that the foregoing will not apply to any tax, assessment or other governmental charge that is required to be deducted or withheld by reason of (i) such holder carrying on a business in Canada for purposes of the Income Tax Act (Canada) (except to the extent that the purchase or holding (other than in Canada) of any of the Debentures may at any time be deemed to constitute the carrying on of business in Canada) or (ii) such holder using or having used the Debenture in carrying on a business in Canada for purposes of the Income Tax Act (Canada).

7.08	Principal, Interest, Etc. to Include Additional Amounts

References in this Indenture to payments of principal of, any premium and interest on the Debentures will be deemed to include any Additional Amounts that may be payable hereunder.

7.09	Performance of Covenants by Trustee

If the Corporation fails to perform any of its covenants contained in this Indenture, the Trustee may itself perform any of such covenants capable of being performed by it, but will be under no obligation to do so. All sums expended or advanced by the Trustee for such purpose will be repayable as provided in Section 7.05. No such performance or advance by the Trustee will relieve the Corporation of any default hereunder.

ARTICLE 8 - DEFAULT AND ENFORCEMENT

8.01	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an "Event of Default") will constitute a default under this Indenture:

(a)	the Corporation does not pay the principal of or any premium on any Debenture when due under any provision hereof or of such Debenture;

(b)	the Corporation does not pay any interest due on any Debenture and such default continues for a period of [•] days after notice of such default has been given by the Trustee to the Corporation;

(c)	the Corporation does not observe or perform any covenant or obligation contained in Article 10;

(d)	the Corporation does not observe or perform any covenant or obligation of the Corporation contained in this Indenture (other than a covenant or condition the breach or default in performance of which is specifically dealt with elsewhere in this Section 8.01) and such default is not remedied within [•] days after notice has been given by the Trustee to the Corporation specifying such default;

(e)	any representation or warranty made by the Corporation herein or in any document or certificate provided at any time to the Trustee in connection herewith is incorrect or misleading in any material respect on and as of the date thereof and such default is not remedied within [•] days after notice has been given by the Trustee to the Corporation specifying such default;

(f)	an event of default as defined in any indenture or instrument evidencing, or under which, any indebtedness for borrowed money of the Corporation or any Designated Subsidiary is outstanding occurs and is continuing, and such indebtedness has been accelerated so that not less than $[•] of the same will be or have become due and payable prior to the date on which the same would otherwise become due and payable and such acceleration is not stayed, rescinded or annulled within 10 days after written notice thereof has been given to the Trustee by the Corporation or to the Corporation by the Trustee (which notice may be given by the Trustee, in its discretion, and must be given by the Trustee upon receipt of a Debentureholders' Request) or if the Corporation fails, within 10 days after the maturity or extended maturity of any such indebtedness or acceleration, to pay or refund the same; provided, however, that if such event of default under such indenture or instrument is remedied or cured by the Corporation or is waived by the holders of such indebtedness before any judgment or decree for the payment of the money due has been obtained or entered, then the Event of Default hereunder by reason thereof will be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of the Trustee or the Debentureholders;

(g)	the Corporation ceases or threatens to cease to carry on the business currently being carried on by it or a substantial portion thereof or makes or agrees to make an assignment, disposition or conveyance, whether by way of sale or otherwise, of all or a substantial part of its assets or proceedings are commenced for the winding-up, liquidation or dissolution of the Corporation;

(h)	the Corporation or any Designated Subsidiary generally does not pay its debts as they become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or any proceeding is instituted by or against the Corporation or any Designated Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, administration, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, liquidator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding remains undismissed or unstayed for a period of [60] days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, administrator, liquidator, custodian or other similar official for it or for any substantial party of its property) occurs, or the Corporation or any Designated Subsidiary takes any corporate action to authorize any of the actions set forth above in this Section 8.01(h);

(i)	the Collateral or any part thereof is seized or otherwise attached by anyone pursuant to any legal process or other means, including distress, execution or any other step or proceeding with similar effect, and the same is not released, bonded, satisfied, discharged or vacated within the shorter of a period of 15 days and 10 days less than such period as would permit such assets or any part thereof to be sold pursuant thereto;

(j)	a final judgment or decree for the payment of money due has been obtained or entered against the Corporation or any Designated Subsidiary in an amount that could reasonably be expected to materially and adversely affect the ability of the Corporation to fulfil its obligations to the Debentureholders under this Indenture or any Debenture and such judgment or decree has not been and remain vacated, discharged or stayed pending appeal within the applicable appeal period; or

(k)	the obligations of the Corporation in this Indenture or under the Debentures cease to constitute legal, valid and binding obligations of the Corporation or if the Lien hereof ceases to be a valid and perfected first priority security interest as against third parties and such default is not remedied within • days after notice has been given by the Trustee to the Corporation specifying such default.

8.02	Acceleration on Default

Subject to the provisions of Section 8.03, if an Event of Default has occurred and is continuing, the Trustee may, in its discretion, and must, upon receipt of a Debentureholders' Request, declare the principal of and interest on the Debentures and all other money payable hereunder to be due and payable on demand. The Corporation must on such demand forthwith pay to the Trustee for the benefit of the Debentureholders the principal of and unpaid interest accrued on, and interest on amounts in default under, the Debentures and all other money payable hereunder together with subsequent interest thereon at the rate borne by the Debentures from the date of such declaration until payment is received by the Trustee. Such money payable hereunder will include any redemption premium which would have been payable upon the redemption of the Debentures on the date of such declaration. Such payment when made will be deemed to have been made in discharge of the Corporation's obligations hereunder and any money so received by the Trustee must be applied as herein provided.

If an Event of Default occurs and is continuing, the Trustee must, within 30 days after it becomes aware of the occurrence of such Event of Default, give notice of such Event of Default to the Debentureholders in the manner provided in Section 15.01, provided that, notwithstanding the foregoing, the Trustee will not be required to give such notice if the Trustee in good faith decides that the withholding of such notice is in the best interests of the Debentureholders and so advises the Corporation in writing.

8.03	Waiver of Default

If an Event of Default has occurred otherwise than by default in payment of any principal money at maturity

(a)	the Trustee, so long as it has not become bound to act pursuant to a Debentureholders' Request given as provided in Section 8.02, has the power to waive the Event of Default if, in the Trustee's opinion, the Event of Default has been cured or adequate satisfaction made therefor and, in such event, to annul any declaration made by the Trustee in the exercise of its discretion, upon such terms and conditions as to the Trustee may deem advisable and

(b)	the holders of more than 66 2/3% of the principal amount of the Debentures will have the power (in addition to and subject to the powers exercisable by Extraordinary Resolution) by requisition in writing to instruct the Trustee to waive the Event of Default or to annul any declaration made by the Trustee pursuant to Section 8.02 or both and the Trustee must thereupon waive the Event of Default or annul such declaration or both, upon such terms and conditions as such Debentureholders prescribe, provided that no act or omission either of the Trustee or of the Debentureholders will extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or the rights resulting therefrom.

8.04	Remedies in Case of Default

(1)               Subject to the provisions of Section 8.03 and to the provisions of any Extraordinary Resolution, if an Event of Default has occurred and is continuing, any or all of the security granted hereby will become immediately enforceable and, in addition to any rights or remedies provided by Applicable Law, the Trustee may, in its discretion, and must upon receipt of a Debentureholders' Request and upon being indemnified to its reasonable satisfaction against all costs, expenses and liabilities to be incurred, exercise one or more of the following powers:

(a)	the Trustee may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as "Receiver") of the Collateral (which term when used in this Section 8.04 will include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term "Trustee" when used in this Section 8.04 includes any Receiver so appointed and the agents, officers and employees of such Receiver; and the Trustee will not be in any way responsible for any misconduct or negligence of any such Receiver who will be deemed, so far as concerns the responsibility for its acts or omissions, the agent or attorney of the Corporation and not of the Trustee or the Debentureholders;

(b)	the Trustee may take possession of the Collateral and require the Corporation to assemble the Collateral and deliver or make the Collateral available to the Trustee at such place or places as may be specified by the Trustee;

(c)	the Trustee may take such steps as it considers desirable to maintain, preserve or protect the Collateral;

(d)	the Trustee may carry on or concur in the carrying on of all or any part of the business of the Corporation;

(e)	the Trustee may enforce any rights of the Corporation in respect of the Collateral in any manner permitted by Applicable Law;

(f)	the Trustee may sell, lease or otherwise dispose of any Collateral at public auction, by private tender, by private sale or otherwise either for cash or upon credit upon such terms and conditions as the Trustee may determine and without notice to the Corporation unless required by Applicable Law;

(g)	the Trustee may accept the Collateral in satisfaction of the obligations of the Corporation hereunder and under the Debentures upon notice to the Corporation of its intention to do so in the manner required by Applicable Law;

(h)	the Trustee may, for any purpose specified herein, borrow money on the security of the Collateral in priority to the Lien of this Indenture;

(i)	the Trustee may enter upon, occupy and use all or any of the premises, buildings and plant occupied by the Corporation and use all or any of the equipment and other assets of the Corporation for such time as the Trustee requires to facilitate the realization of the Collateral, free of charge, and the Trustee will not be liable to the Corporation for any neglect in so doing or in respect of any rent, charges, depreciation or damages in connection with such actions;

(j)	the Trustee may charge on its own behalf and pay to others all reasonable amounts for expenses incurred and for services rendered in connection with the exercise of the rights and remedies of the Trustee hereunder including reasonable legal, Receiver and accounting fees and expenses and any costs of complying with any environmental order, and in every such case the amounts so paid together with all costs, charges and expenses incurred in connection therewith, including interest thereon at such rate as the Trustee deems reasonable, will be added to and form part of the obligations hereby secured; and

(k)	the Trustee may discharge any Lien that may exist or be threatened against the Collateral, and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith will be added to the obligations hereby secured.

On any entry or taking of possession, directly or indirectly, as herein provided by the Trustee, the Trustee will have all the powers of a receiver and a receiver and manager and in any judicial proceeding relative to the Corporation, its assets or its creditors the Trustee will be authorized to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Trustee and of the Debentureholders allowed in such judicial proceeding.

(2)               The Trustee may (a) grant extensions of time, (b) take and perfect or abstain from taking and perfecting security, (c) give up securities, (d) accept compositions or compromises, (e) grant releases and discharges and (f) release any part of the Collateral or otherwise deal with the Corporation, debtors of the Corporation, sureties and others and with the Collateral and other security as the Trustee sees fit without prejudice to the liability of the Corporation to the Trustee or the Trustee's rights hereunder.

(3)               The Trustee will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Trustee, the Corporation or any other Person in respect of the Collateral.

(4)               The Trustee may apply any proceeds of realization of the Collateral to payment of expenses in connection with the preservation and realization of the Collateral as above described and the Trustee may apply any balance of such proceeds to payment of the obligations in such order as the Trustee sees fit. If there is any surplus remaining, the Trustee may pay the surplus to any Person having a claim thereto in priority to the Corporation of whom the Trustee has knowledge and any balance remaining must be paid to the Corporation. If the disposition of the Collateral fails to satisfy the obligations secured by this Indenture and the aforesaid expenses, the Corporation will be liable to pay any deficiency to the Trustee forthwith on demand.

(5)               The Trustee, any receiver, any receiver and manager or any one or more of the Debentureholders or any agent or representative thereof may become purchasers at any sale or other realization of the Collateral, or any part thereof, whether made under the power of sale herein contained or pursuant to judicial proceedings.

(6)               The Corporation must yield up possession of the Collateral to the Trustee on demand whenever the Trustee has a right of entry under the foregoing provisions and must put no obstacle in the way of, but must facilitate by all legal means, the actions of the Trustee hereunder and must not interfere with the carrying out of the powers hereby granted to the Trustee, and upon the occurrence of an Event of Default the Corporation will and hereby does consent to the appointment of a liquidator or receiver or receiver and manager with all or any such powers as the Trustee is hereby vested with, if so required by the Trustee. Upon the occurrence of an Event of Default, the Corporation will and hereby does consent to any petition or application presented to the court by the Trustee in order to effectuate the intent of this Indenture. The Corporation will not, after receiving due notice from the Trustee that it has taken possession of the Collateral by virtue hereof, continue in possession of the Collateral unless with the express written consent and authority of the Trustee, and must forthwith execute such documents and transfers as may be necessary to place the Trustee in legal possession of the Collateral. After receipt of such notice, all the powers, functions, rights and privileges of each director and officer of the Corporation will cease and terminate with respect to the Collateral, unless specifically continued in writing by the Trustee, or unless the Collateral has been restored to the Corporation as hereinbefore provided.

(7)               All rights of action hereunder may be enforced by the Trustee without the possession of any of the Debentures or the production thereof on the trial or other proceedings relative thereto.

(8)               No course of dealing on the part of the Trustee or any Debentureholder nor any delay or failure of the Trustee or of the Debentureholders to exercise any remedy referred to in Section 8.04(1) will operate as a waiver of any such remedy or will be construed to be a waiver of any Event of Default hereunder or acquiescence therein or will otherwise prejudice any rights, powers or remedies of the Trustee or such holders.

(9)               Unless and until it is required so to do under the terms hereof, the Trustee is not bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby; nor is the Trustee required to take notice of an Event of Default or any default hereunder, other than in payment of any money required by any provision hereof to be paid to it, unless and until such time as the Trustee has actual knowledge of, or has received notice of, such Event of Default or any default hereunder and in the absence of actual knowledge or any such notice and subject as aforesaid, the Trustee may assume that the Corporation is not in default hereunder.

(10)           In the exercise of any remedy herein contained the Trustee will in no event be obliged to marshall the security hereby constituted in favour of any other creditor of the Corporation or any Designated Subsidiary, and the Corporation waives any right that it may have to require the Trustee to so marshall security. The Corporation further renounces all benefits of discussion and division.

(11)           Whenever the Trustee determines under the provisions of Section 8.04(1)(a) to appoint a Receiver, the following provisions will apply:

(a)	such appointment will be made by the duly authorized officers of the Trustee, and a copy of the authorizing instrument and of such appointment, certified by an officer of the Trustee under its corporate seal, will be evidence for all purposes of such appointment. The Trustee may from time to time in the same manner remove any Receiver so appointed and appoint another in its stead. In making any such appointment, the Trustee will be deemed to be acting as the attorney of the Corporation;

(b)	any such appointment may be limited to any part or parts of the Collateral, or may extend to the whole thereof;

(c)	every such Receiver may in the discretion of the Trustee be vested with all or any of the powers and discretions of the Trustee;

(d)	the Trustee may from time to time fix the remuneration of every such Receiver and direct the payment thereof out of the Collateral, the income therefrom or the proceeds thereof;

(e)	the Trustee may from time to time require any such Receiver to give security for the performance of its duties and may fix the nature and amount thereof, but will not be bound to require such security;

(f)	every such Receiver may, with the consent in writing of the Trustee, borrow money for the purposes of carrying on the business of the Corporation or for the maintenance, protection or preservation of the Collateral or any part thereof, and the Receiver may issue certificates (herein called "receiver's certificates") for such money as will, in the opinion of the Trustee, be sufficient for obtaining upon the security of the Collateral or any part thereof the amounts from time to time required, and such receiver's certificates may be payable either to order or to bearer and may be payable at such time or times as to the Trustee may appear expedient, and will bear interest as may therein be declared, and the Receiver may sell, pledge or otherwise dispose of the same in such manner as to the Trustee may seem advisable, and may pay such commission on the sale thereof as to the Trustee may appear reasonable, and the amounts from time to time payable by virtue of such receiver's certificates will form a charge upon the Collateral in priority to the security granted to the Debentureholders hereunder;

(g)	every such Receiver will, so far as concerns responsibility for its acts or omissions, be deemed the agent of the Corporation, and in no event the agent of the Trustee or the Debentureholders, and the Trustee will not, in making or consenting to such appointment, incur any liability to the Receiver for its remuneration or otherwise howsoever;

(h)	except as may be otherwise directed by the Trustee, all money from time to time received by such Receiver will be paid over to the Trustee to be held by it on the trusts of this Indenture; and

(i)	the Trustee may pay over to such Receiver any money constituting part of the Collateral with the intent that the same may be applied for the purposes hereof by such Receiver, and the Trustee may from time to time determine what funds the Receiver will be at liberty to keep in hand with a view to the performance of its duty as such Receiver.

8.05	Suits by Debentureholders

No Debentureholder has the right to institute any action or proceeding or to exercise any other remedy authorized by this Indenture for the purpose of enforcing any right on behalf of the Debentureholders or for the execution of any trust or power hereunder or for the appointment of a liquidator or receiver or receiver and manager or for a receiving order under the Bankruptcy and Insolvency Act (Canada) or to have the Corporation wound up or to file or prove a claim in any liquidation or bankruptcy proceedings, unless a Debentureholders' Request for the Trustee to institute such action or proceeding and indemnity referred to in Section 8.04 have been tendered to the Trustee, the Trustee has not received instructions inconsistent with such Debentureholders' Request from the holders of more than 66 2/3% in principal amount of the Debentures outstanding within the 60 day period following the receipt of such Debentureholders' Request and the Trustee has failed to act within a reasonable time thereafter. If the Trustee has so failed to act, but not otherwise, any Debentureholder acting on behalf of all Debentureholders will be entitled to take any of the proceedings that the Trustee might have taken hereunder. No Debentureholder has any right in any manner whatsoever to effect, disturb or prejudice the rights hereby created by its action or to enforce any right hereunder or under any Debenture, except subject to the conditions and in the manner herein provided and for the equal and rateable benefit of all Debentureholders of the affected series. Any money received as a result of a proceeding taken by any Debentureholder hereunder must be forthwith paid to the Trustee.

8.06	Application of Money Received by Trustee

Except as herein otherwise provided, the money arising from any enforcement of the provisions hereof must be held by the Trustee and forthwith applied, together with any other money in the hands of the Trustee available for the purpose, as follows:

(a)	first, to pay or reimburse to the Trustee and the Debentureholders the remuneration, expenses, disbursements and advances of the Trustee earned, incurred or made in the administration or execution of the trusts hereunder or otherwise in relation to this Indenture, with interest thereon as herein provided;

(b)	second, to pay interest on any overdue interest on such Debentures and thereafter pay the accrued and unpaid interest on such Debentures and interest on any other money owing under the provisions of this Indenture and thereafter to pay the principal of and any redemption premium of such Debentures (or if the Debentureholders by Extraordinary Resolution have directed payments to be made in accordance with any other order of priority, or without priority as between principal and interest, then such money will be applied in accordance with such direction); and

(c)	third, to pay the surplus, if any, of such money to the Corporation or its assigns;

provided, however, that no payment will be made pursuant to Section 8.06(b) in respect of any Debenture held, directly or indirectly, by or for the benefit of the Corporation or any of its Affiliates (other than any Debenture pledged for value and in good faith to a Person other than the Corporation or any of its Affiliates, but only to the extent of such Person's interest therein) except after the prior payment in full of all amounts owing under the provisions of this Indenture and the Debentures which are not so held.

8.07	Distribution of Proceeds

Payments to Debentureholders pursuant to Section 8.06(b) must be made as follows:

(a)	at least 15 days' notice of every such payment must be given in the manner provided in Article 15 specifying the time when and the place or places where the Debentures are to be presented and the amount of the payment and the application thereof as between principal, any premium and interest;

(b)	payment will be made upon presentment of a Debenture at any one of the places specified in such notice and any such Debenture thereby paid in full must be surrendered, or, if partially paid, a memorandum of such payment must be endorsed thereon (although the Trustee may in its discretion dispense with presentment and surrender or endorsement in any special case upon such indemnity being given as the Trustee deems sufficient);

(c)	from and after the date of payment specified in the notice, interest will accrue only on the amount owing on each Debenture after giving credit for the amount of the payment specified in such notice unless a Debenture is duly presented on or after the date so specified and payment of such amount is not made; and

(d)	the Trustee is not required to make any interim payment to Debentureholders unless, after reserving therefrom such amount as the Trustee may think necessary to provide for the payments mentioned in Section 8.06(a), the money available to it exceeds 5% of the principal amount of the outstanding Debentures.

ARTICLE 9 - SATISFACTION AND DISCHARGE

9.01	Cancellation and Destruction

All matured Debentures and coupons must, forthwith after payment, be cancelled and delivered to the Trustee. All Debentures and coupons cancelled or required to be cancelled under this or any other provision of this Indenture may, subject to Applicable Law, be destroyed by or under the direction of the Trustee (in the presence of a representative of the Corporation, if the Corporation requires) and the Trustee must prepare and retain a certificate of such destruction and deliver a duplicate thereof to the Corporation.

9.02	Non-Presentment of Debentures or Coupons

If the holder of any Debenture or coupon fails to present the same for payment on the date on which, in the case of a Debenture, the principal thereof, any premium thereon or the interest thereon becomes payable either at maturity or on redemption or, in the case of a coupon, it becomes payable, the Corporation is entitled

(a)	to make such payment to the Trustee and direct it to set the same aside or

(b)	in respect of money in the hands of the Trustee that may or should be applied to the payment of the Debentures or coupons, to direct the Trustee to set the same aside,

in trust to be paid to the holder of such Debenture or coupon upon due presentment and surrender thereof in accordance with the provisions of this Indenture; and thereupon the principal money, any redemption premium or the interest payable on or represented by each Debenture and each coupon in respect of which such money has been set aside will be deemed to have been paid and the holder thereof will thereafter have no right in respect thereof except to receive payment of the money so set aside by the Trustee (without interest on such money) upon due presentment and surrender thereof, subject always to the provisions of Section 9.03.

9.03	Repayment of Unclaimed Money to Corporation

Any money set aside under Section 9.02 in respect of any Debenture or coupon and not claimed by and paid to the holder of such Debenture or coupon, as provided in Section 9.02, within six years after the date of such setting aside, must be repaid to the Corporation by the Trustee on demand, and thereupon the Trustee will be released from all further liability with respect to such money, and thereafter such holder will have no rights in respect of such Debenture or coupon except to obtain payment of such money (without interest thereon) from the Corporation, subject to any applicable period of prescription provided hereunder or by Applicable Law.

9.04	Release from Covenants and Discharge

Upon proof being given to the reasonable satisfaction of the Trustee that the principal of all Debentures and any premium and interest (including interest on amounts in default, if any) thereon and other money payable hereunder have been paid or satisfied or that, all the Debentures having matured or having been duly called for redemption, or the Trustee having been given irrevocable instructions by the Corporation to publish within 90 days' notice of redemption of all the Debentures, such payment or redemption has been provided for by payment to the Trustee or otherwise, and upon payment of all costs, charges and expenses properly incurred by the Trustee hereunder and all interest thereon and the remuneration of the Trustee, or upon provision satisfactory to the Trustee being made therefor, the Trustee must, at the request and expense of the Corporation, execute and deliver to the Corporation such deeds or other instruments as are necessary to release the Corporation from its covenants herein contained or contained in the Debentures, except those relating to the indemnification of the Trustee and to release and discharge this Indenture and the security created pursuant hereto.

ARTICLE 10 - SUCCESSOR CORPORATIONS

10.01	Certain Requirements in Respect of Merger, etc.

The Corporation will not enter into any transaction (whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking and assets would become the property of any other Person or, in the case of amalgamation, of the continuing corporation resulting therefrom unless:

(a)	such other Person is a body corporate (herein called a "Successor Corporation") incorporated under the laws of Canada or any province thereof;

(b)	the Successor Corporation executes, prior to or contemporaneously with the consummation of such transaction, such instruments as are satisfactory to the Trustee and, in the opinion of Counsel, are necessary or advisable to evidence its agreement to observe and perform all the covenants and obligations of the Corporation under this Indenture;

(c)	such transaction will, to the satisfaction of the Trustee and in the opinion of Counsel, be upon such terms as substantially to preserve and not to impair any of the rights and powers of the Trustee or of the Debentureholders hereunder; and

(d)	no condition or event exists in respect of the Successor Corporation at the time of such transaction and after giving full effect thereto that would, with the lapse of time or the giving of notice or both, constitute an Event of Default.

10.02	Vesting of Powers in Successor

Whenever the conditions of Section 10.01 have been observed and performed, the Successor Corporation will succeed to and be substituted for the Corporation with the same effect as if the Successor Corporation had been named herein as the Corporation, and the Successor Corporation will possess and from time to time may exercise each and every right and power of the Corporation under this Indenture in the name of the Corporation or otherwise and any act or proceeding required by any provision of this Indenture to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like director or officer of the Successor Corporation.

ARTICLE 11 - MEETINGS OF DEBENTUREHOLDERS

11.01	Right to Convene Meeting

The Trustee may at any time and from time to time and must, on receipt of a request of the Corporation or a Debentureholders' Request and upon being indemnified to its reasonable satisfaction by the Corporation or by the Debentureholders signing such Debentureholders' Request, as the case may be, against the costs that may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Debentureholders. If the Trustee fails, within 30 days after receipt of such request and indemnity, to give notice convening such meeting, the Corporation or such Debentureholders, as the case may be, may convene such meeting. Every such meeting will be held in the City of • or at such other place as may be approved or determined by the Trustee.

11.02	Notice

At least 15 days' notice of any meeting must be given to the Debentureholders in the manner provided in Article 15 and a copy thereof must be sent to the Trustee in the manner set out in Article 15 unless the meeting has been called by the Trustee and to the Corporation unless the meeting has been called by the Corporation. Such notice must state the time when and the place where the meeting is to be held and set out the general nature of the business to be transacted thereat. It is not necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 11.

11.03	Chair

Some individual, who need not be a Debentureholder, nominated in writing by the Trustee, will chair the meeting. If no individual is so nominated, or if the individual so nominated is not present within 15 minutes after the time fixed for the holding of the meeting, the Debentureholders present in person or by proxy may choose some individual present to chair the meeting.

11.04	Quorum

Subject to the provisions of Section 11.12

(a)	at any meeting of Debentureholders, a quorum will consist of Debentureholders present in person or by proxy and representing at least 25% of the principal amount of the outstanding Debentures and

(b)	if a quorum of the Debentureholders is not present within 30 minutes after the time fixed for holding the meeting, such meeting, if convened by the Debentureholders or on a Debentureholders' Request, must be dissolved. If otherwise convened, the meeting will be adjourned without notice to the same day in the next week (unless such day is not a Business Day in which case it will stand adjourned to the next following Business Day thereafter) at the same time and place, unless the chair of the meeting appoints some other place, day or time, of which not less than seven days' notice must be given in the manner provided in Article 15. At the adjourned meeting, the Debentureholders present in Person or by proxy will constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent 25% in principal amount of the outstanding Debentures.

11.05	Power to Adjourn

The chair of any meeting at which a quorum of the Debentureholders is present may, with the consent of the holders of a majority in principal amount of the Debentures represented thereat, adjourn any such meeting and no notice of such adjourned meeting need be given except such notice, if any, as the meeting so adjourned may prescribe.

11.06	Show of Hands

Every question submitted to a meeting will be decided in the first place by a majority of the votes given on a show of hands except that votes on Extraordinary Resolutions must be given in the manner hereinafter provided. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chair of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority will be conclusive evidence of the fact.

11.07	Poll

On every Extraordinary Resolution, and on any other question submitted to a meeting when demanded after a vote by show of hands by the chair of the meeting or by any Debentureholder acting in person or by proxy, a poll must be taken in such manner as the chair directs. Questions other than Extraordinary Resolutions will, if a poll is taken, be decided by the votes of the holders of a majority in principal amount of the Debentures represented at the meeting and voted on the poll.

11.08	Voting

On a show of hands, every Person who is present and entitled to vote, whether as a Debentureholder or as proxy for one or more absent Debentureholders or both, will have one vote. On a poll each Debentureholder present in Person or represented by a proxy duly appointed by an instrument in writing will be entitled to one vote in respect of each $[•] principal amount of Debentures of which it is then the holder. A proxy need not be a Debentureholder. In the case of joint registered holders of a Debenture, any one of them present in person or by proxy at the meeting may vote in the absence of the other or others; but if more than one of them is present in person or by proxy, they must vote together in respect of the Debentures of which they are joint registered holders.

11.09	Regulations

The Trustee, or the Corporation if its convenes the meeting, may from time to time make and vary such regulations as it thinks fit:

(a)	providing for the form of the instrument of proxy and the manner in which the same is to be executed and the production of the authority of any Person signing on behalf of a Debentureholder;

(b)	for the deposit of instruments appointing proxies at such place as the Trustee, the Corporation or the Debentureholders convening the meeting, as the case may be, may in the notice convening the meeting direct, and the time before the holding of the meeting, or adjourned meeting, when the same must be deposited; and

(c)	enabling particulars of such instruments appointing proxies to be mailed, cabled or sent by any other electronic means of communication before the meeting to the Corporation or to the Trustee and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made will be binding and effective and the votes given in accordance therewith will be valid and counted. Except as otherwise provided in such regulations, the only Persons who will be recognized at any meeting as the holders of any Debentures, or as entitled to vote or be present at the meeting in respect thereof, will be the registered holders of Debentures and Persons duly appointed as proxy holders.

11.10	Corporation and Trustee may be Represented

The Corporation and the Trustee, by their respective officers and directors, and the legal advisers of the Corporation, the Trustee and the Debentureholders may attend any meeting of the Debentureholders, but will have no vote as such.

11.11	Powers Exercisable by Extraordinary Resolution

In addition to all other powers conferred upon them by other provisions of this Indenture or Applicable Law, at a meeting of the Debentureholders (or of holders of a series of Debentures in respect of matters relating solely to that series), the Debentureholders have the following powers, exercisable from time to time by Extraordinary Resolution only:

(a)	to assent to any modification of or change in or omission from or addition to the provisions contained herein that are agreed to by the Corporation and to authorize the Trustee to concur in and execute any deed or instrument supplemental hereto embodying such modification, change, omission or addition;

(b)	to sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the Debentureholders or the Trustee against the Corporation or against its undertaking and assets or any part thereof including any release and discharge of any security created pursuant hereto, whether such rights arise under this Indenture or the Debentures or otherwise;

(c)	to direct or authorize the Trustee to exercise or refrain from exercising any power, right, remedy or authority given to it by this Indenture or the Debentures in any manner specified in such Extraordinary Resolution;

(d)	to waive and direct the Trustee to waive any default on the part of the Corporation in complying with any provision of this Indenture or the Debentures and to annul and to direct the Trustee to annul any declaration made by the Trustee pursuant to Section 8.02, either unconditionally or upon any conditions specified in such Extraordinary Resolution;

(e)	to restrain any Debentureholder from taking, instituting or maintaining any action or other proceeding for the payment of any amount owing hereunder or for the execution of any trust or power hereunder or for the appointment of a liquidator or a receiver or a receiver and manager or a trustee in bankruptcy or to have the Corporation wound up or for any other remedy hereunder;

(f)	to direct any Debentureholder who, as such, has instituted any such action or other proceeding to stay or otherwise discontinue or otherwise deal with any such action or proceeding upon payment, if the taking of such action or proceeding was permitted by Section 8.05, of the costs, charges and expenses reasonably and properly incurred by such holder in connection therewith;

(g)	to sanction the exchange of Debentures for, or the conversion of Debentures into, shares, bonds, debentures, notes or any other securities or obligations of the Corporation or any other Person formed or to be formed and power to sanction the distribution in specie to Noteholders of assets of the Corporation or such shares, bonds, debentures, notes or other securities or obligations;

(h)	to authorize the Trustees or any other Person to bid or tender at any sale of any Collateral and to take such actions in connection with such sale as such Person determines to be in the best interests of the Debentureholders;

(i)	to authorize the transfer of the security constituted hereunder or the proceeds thereof to any other Person in exchange for cash or other assets;

(j)	to establish and dissolve a committee, and to provide for the appointment of members thereof, to consult with the Trustee and to delegate to such committee (subject to such limitations, if any, as may be prescribed in the Extraordinary Resolution) all or any of the powers that the Debentureholders can exercise by Extraordinary Resolution under the foregoing Sections 11.11(a) to (i). The Extraordinary Resolution making such appointment may provide for payment of the expenses and disbursements of and compensation to such committee. Such committee will consist of such number of Persons as prescribed in the Extraordinary Resolution appointing it, and the members need not themselves be Debentureholders. Subject to the Extraordinary Resolution appointing it, every such committee may elect its chair and may make regulations respecting its quorum, the calling of its meetings, the filling of vacancies occurring in its number, the manner in which it may act and its procedure generally and such regulations may provide that the committee may act at a meeting at which a quorum is present or by resolution signed by a majority of the members thereof or the number of members thereof necessary to constitute a quorum, whichever is the greater. All acts of any such committee within the authority delegated to it will be binding upon all Debentureholders. Neither the committee nor any member thereof will be liable for any loss arising from or in connection with any action taken or omitted to be taken by them in good faith;

(k)	to authorize the Trustee to grant extensions of time for payment of any principal, premium or interest on the Debentures, whether or not such principal, premium or interest is at the time due or overdue;

(l)	to sanction any scheme for the reconstruction, reorganization or recapitalization of the Corporation, or for the consolidation, amalgamation or merger of the Corporation into or with any other corporation, or for the transferring, selling or leasing of the undertaking and assets or any part thereof of the Corporation, where the consent of the Debentureholders may be required thereto;

(m)	to authorize the Trustee to file and prove a claim or debt against the Corporation in any proceeding involving the Corporation and to generally act for and on behalf of the Debentureholders in any such proceeding and to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any shares or other securities of the Corporation;

(n)	to indemnify any Person, including any member of any Committee appointed under Section 11.11(j) and to provide that any such indemnify will be secured by the Collateral and rank ahead of the payment of amounts owing to Debentureholders hereunder;

(o)	to remove the Trustee and appoint a successor Trustee; and

(p)	to repeal, modify or amend any Extraordinary Resolution previously passed by the Debentureholders.

11.12	Meaning of "Extraordinary Resolution"

(1)               The expression "Extraordinary Resolution" means, subject as hereinafter provided in this Section 11.12 and in Section 11.15, a resolution passed at a meeting of Debentureholders (or of holders of a series of Debentures in respect of matters relating solely to that series) duly convened for the purpose and held in accordance with the provisions hereof at which the holders of more than 25% in principal amount of the Debentures are present in Person or by proxy and passed by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Debentures represented at the meeting and voted thereon.

(2)               If at any such meeting the holders of at least 25% of the principal amount of the Debentures are not present in Person or by proxy within 30 minutes after the time appointed for the meeting, then the meeting, if convened by Debentureholders or on a Debentureholders' Request, will be dissolved; but, if otherwise convened, the meeting will stand adjourned to such date, being not less than 10 days later, and to such place and time as may be appointed by the chair of the meeting. Not less than five days' notice must be given of such adjourned meeting in the manner provided in Article 15. Such notice must state that at the adjourned meeting the Debentureholders present in Person or by proxy will constitute a quorum but it is not necessary to set forth the purposes for which the meeting was originally called. At the adjourned meeting, the Debentureholders present in Person or by proxy will constitute a quorum and may transact the business for which the meeting was originally convened and a resolution passed at such adjourned meeting by the affirmative vote of the holders of not less than 66-2/3% of the principal amount of Debentures represented at the meeting and voted thereon is an Extraordinary Resolution within the meaning of this Indenture.

11.13	Powers Cumulative

Any one or more of the powers and any combination of the powers in this Indenture stated to be exercisable by the Debentureholders by Extraordinary Resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers from time to time will not be deemed to exhaust the right of the Debentureholders to exercise such powers thereafter from time to time.

11.14	Minutes

Minutes of all resolutions and proceedings at every meeting of the Debentureholders will be made and duly entered in books to be from time to time provided for that purpose by the Trustee at the expense of the Corporation, and any such minutes, if signed by the chair of the meeting at which such resolutions were passed or proceedings had, or by the chair of the next succeeding meeting of the Debentureholders, will be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made will be deemed to have been duly held and convened, and all resolutions passed thereat or proceedings had to have been duly passed and had.

11.15	Instruments in Writing

All actions that may be taken and all powers that may be exercised by the Debentureholders by Extraordinary Resolution at a meeting held as herein provided may also be taken and exercised by the holders of 66 2/3% of the principal amount of all such Debentures by an instrument in writing signed in one or more counterparts and the expression "Extraordinary Resolution" when used in this Indenture includes an instrument so signed.

11.16	Binding Effect of Resolutions

Every resolution and every Extraordinary Resolution passed in accordance with the provisions hereof at a meeting of Debentureholders or by an instrument in writing in lieu of a meeting of Debentureholders will be binding upon all Debentureholders entitled to vote at such meeting, and each Debentureholder and the Trustee (subject to the provisions for its indemnity herein contained) will be bound to give effect accordingly to every such resolution and Extraordinary Resolution.

11.17	Series Approval

(1)               If in the opinion of Counsel any business to be transacted at any meeting, or any action to be taken or power to be exercised by instrument in writing under Section 11.15 does not adversely affect the rights of the holders of Debentures of one or more particular series, the provisions of this Article 11 will apply as if the Debentures of such series were not outstanding and no notice of any such meeting need be given to the holders of Debentures of such series. Without limiting the generality of the foregoing, a proposal to modify or terminate any covenant or agreement that by its terms is effective only so long as Debentures of a particular series are outstanding or that is enacted for the exclusive benefit of the holders of Debentures of one or more particular series will be deemed not to adversely affect the rights of the holders of Debentures of any other series.

(2)               If in the opinion of Counsel any business to be transacted at a meeting of Debentureholders, or any action to be taken or power to be exercised by instrument in writing under Section 11.15 would affect the rights of the Debentureholders of one or more series in a manner different from the holders of Debentures of any other series (as to which such opinion of Counsel will be binding on all Debentureholders, the Trustee and the Corporation for all purposes hereof) then

(a)	reference to such fact, indicating each series so affected, will be made in the notice of such meeting and

(b)	the holders of Debentures of a series so affected will not be bound by any action taken at such meeting or by instrument in writing under Section 11.15 unless in addition to compliance with the other provisions of this Article:

(i)	at such meeting:

(A)	there are present in Person or by proxy at least 25% of the principal amount of the outstanding Debentures of such series, subject to the provisions of this Article as to quorum at adjourned meetings; and

(B)	the resolution is passed by the affirmative vote of the holders of more than 50% (or in the case of an Extraordinary Resolution not less than 66 2/3%) of the principal amount of Debentures of such series voted on the resolution; or

(ii)	in the case of action taken or power exercised by instrument in writing under Section 11.15, such instrument is signed in one or more counterparts by the holders of not less than 66 2/3% of the principal amount of the outstanding Debentures of such series.

(3)               A proposal (a) to extend the maturity of Debentures of any particular series or reduce the principal amount thereof or the rate of interest or any redemption premium thereon, (b) to modify or terminate any covenant or agreement which by its terms is effective only so long as Debentures of a particular series are outstanding or (c) to reduce with respect to Debentureholders of any particular series or maturity any percentage stated in Sections 1.01, 8.03, 11.04, 11.07, 11.12 or 11.15 or in this Section 11.17, will be deemed to especially affect the rights of the Debentureholders of such series in a manner substantially differing from that in which it affects the rights of Debentureholders of any other series, whether or not a similar extension, reduction, modification or termination is proposed with respect to Debentures of any or all other series.

ARTICLE 12 - SUPPLEMENTAL INDENTURES

12.01	Execution of Supplemental Indentures

(1)               From time to time the Corporation (when authorized by a resolution of its Directors) and the Trustee may, subject to the provisions of this Indenture, and they must, when so directed by this Indenture, execute and deliver by their proper officers, indentures or other instruments supplemental hereto, which thereafter will form part hereof, for any one or more of the following purposes:

(a)	establishing the terms of any subsequent series of Debentures and the forms and denominations in which they may be issued as provided in Article 2;

(b)	evidencing the succession of Successor Corporations and the covenants of and obligations assumed by such Successor Corporations in accordance with the provisions of Article 10;

(c)	giving effect to any Extraordinary Resolution or other resolution;

(d)	adding to or altering the provisions hereof in respect of the registration and transfer of Debentures, making provision for the issue of Debentures in forms or denominations other than those herein provided for and for the exchange of Debentures of different forms and denominations or making any modification in the forms of the Debentures which does not affect the substance thereof;

(e)	making any addition to, deletion from or alteration of the provisions of this Indenture or the Debentures that, in the opinion of Counsel, is necessary in order to comply with Applicable Law;

(f)	correcting or rectifying any ambiguity, defective provision, error or omission herein, provided that, in the opinion of the Trustee, the rights of the Debentureholders are not prejudiced thereby in any material respect; and

(g)	for any other purposes not inconsistent with the provisions of this Indenture, provided that, in the opinion of the Trustee, the rights of the Debentureholders are not prejudiced thereby in any material respect.

(2)               The Trustee is hereby specifically authorized to discharge this Indenture or enter into an indenture supplemental hereto which amends this Indenture or amends and restates this Indenture upon the request of the Corporation if there are no Debentures issued and outstanding under this Indenture.

ARTICLE 13 - ADMINISTRATION OF THE TRUST

13.01	Sufficiency of Execution of Instruments

Any order, request, direction, certificate or other instrument to be made or given by the Corporation under any of the provisions hereof will, unless otherwise provided, be deemed sufficiently executed if executed by any two officers of the Corporation holding office at the time of signing. The Trustee may receive a certificate signed by any two officers of the Corporation holding office at the time of signing as sufficient evidence of the passage of any resolution of the Directors or of the shareholders of the Corporation.

13.02	Trustee May Require Indemnity

Subject to Section 14.01, the Trustee will not be required to take any measures to enforce this Indenture or any covenant herein contained until furnished with funds for the purpose or indemnified to its reasonable satisfaction.

13.03	Trustee May Employ Assistants

The Trustee may employ or retain such agents, counsel and other assistants as it may reasonably require for the proper discharge of its duties hereunder and may pay reasonable remuneration for all services performed for it.

13.04	Trustee May Act on Opinions or Advice

The Trustee may, in relation to this Indenture, act on the opinion or advice of or on information obtained from any Counsel, notary, valuer, surveyor, engineer, broker, auctioneer, accountant or other expert, whether obtained by the Trustee or by the Corporation or otherwise.

13.05	Trustee May Rely upon Declarations

In the exercise of its rights and duties, the Trustee may, if it is acting in good faith, rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon a statutory declaration, opinion, report or certificate furnished to the Trustee under a provision hereof or at its request where the Trustee examines the same and determines that it complies with the applicable requirement, if any, of this Indenture.

13.06	Corporation Must Furnish Evidence of Compliance

The Corporation must furnish to the Trustee forthwith evidence of compliance with the conditions precedent provided for in this Indenture relating to the issue, certification and delivery of Debentures hereunder, the satisfaction and discharge of this Indenture or the taking of any other action to be taken by the Trustee at the request of or on the application of the Corporation.

Such evidence will consist of (a) Certificate of the Corporation stating that such conditions precedent have been complied with in accordance with the terms of this Indenture and (b) in the case of conditions precedent, compliance with which are by this Indenture subject to review or examination by Counsel, an opinion of Counsel that such conditions precedent have been complied with in accordance with the terms of this Indenture.

Whenever such evidence relates to a matter other than the certification and delivery of Debentures and the satisfaction and discharge of this Indenture, such evidence may consist of or otherwise be in accordance with a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other Person whose qualifications give authority to a statement made by him or her, but if such report or opinion is furnished by a Director, officer or employee of the Corporation, it must be in the form of a Certificate of the Corporation.

Evidence furnished to the Trustee under this Section 13.06 must include (i) a statement by the Person giving the evidence declaring that such Person has read and understands the provisions hereof relating to the conditions precedent with respect to compliance with which such evidence is being given, (ii) a statement describing the nature and scope of the examination or investigation upon which the statements or opinions contained in the evidence are based and (iii) a statement declaring that, in the belief of the Person giving the evidence, such Person has made such examination or investigation as is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

13.07	Trustee May Accept a Certificate of the Corporation

Except in cases where some other mode of proof is required by this Indenture, the Trustee will be at liberty to accept a Certificate of the Corporation (a) as to any statements of fact, as evidence of the truth of such statements, and (b) to the effect that any particular dealing or transaction or step or thing is, in the opinion of the officers so certifying, expedient, as evidence that it is expedient; provided that the Trustee may in its sole discretion require from the Corporation or otherwise further evidence or information before acting or relying on such certificate.

13.08	Trustee May Act on Instruments Believed to be Genuine

The Trustee will not be bound to act in accordance with any direction or request of the Corporation or of its Directors until a duly authenticated copy of the instrument or resolution containing such direction or request has been delivered to the Trustee, and the Trustee will be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

13.09	Counsel Fees Need Not be Assessed

Whenever by this Indenture the Trustee is authorized to employ Counsel, the costs of such Counsel need not be judicially assessed unless the Trustee or the Corporation deems it necessary to assess the same, but may be fixed by the Trustee and paid as a lump sum whether incurred before or after a declaration has been made under Section 8.02 or before or during proceedings taken to enforce the provisions of this Indenture and no costs paid in good faith by the Trustee under the provisions of this Section 13.09 will be disallowed in the taking of any accounts by reason only of the fact that such costs are greater than they might have been if assessed or by reason of their not having been assessed but such costs so paid by the Trustee will be allowed and paid to the Trustee.

13.10	No Person Dealing with Trustee Need Enquire

No Person dealing with the Trustee or a Receiver will be concerned to enquire whether the powers that the Trustee or the Receiver is purporting to exercise have become exercisable, or whether any money remains due upon the Debentures or to see to the application of any money paid to the Trustee or the Receiver.

13.11	Investment of Trust Funds

Any money held by the Trustee, which under the trusts of this Indenture may be invested, must be invested and reinvested by the Trustee in its name or under its control in any Authorized Investment.

ARTICLE 14 - CONCERNING THE TRUSTEE

14.01	Duty of Care of Trustee

In the exercise of the powers, rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee must exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

14.02	Resignation, etc. of Trustee and Appointment of New Trustee

The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Corporation three months' notice in writing or such shorter notice as the Corporation may accept as sufficient. If at any time a material conflict of interest in the Trustee's role as a fiduciary hereunder arises, the Trustee must, within 30 days after ascertaining that it has such a conflict, either eliminate such conflict or resign in the manner and with the effect specified in this Section 14.02. In the event of the Trustee resigning or being removed by the Debentureholders by Extraordinary Resolution or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Corporation must forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Debentureholders; failing such appointment by the Corporation, the retiring Trustee or any Debentureholder may apply to a Judge of the Ontario Superior Court of Justice, on such notice as such Judge may direct, for the appointment of a new Trustee; but any new Trustee so appointed by the Corporation or by the Court will be subject to removal as aforesaid by the Debentureholders. Any new Trustee appointed under any provision of this Section 14.02 must be a corporation authorized to carry on the business of a trust company in the Province of Ontario. On any new appointment the new Trustee will be vested with the same powers, rights, duties and obligations as if it had been originally named herein as Trustee.

Any corporation into which the Trustee may be merged or with which it may be consolidated or amalgamated or any corporation resulting from any merger, consolidation or amalgamation to which the Trustee is a party will be the successor Trustee under this Indenture without the execution of any instrument or any further act.

14.03	Trustee May Deal in Debentures

Subject to Section 14.07, the Trustee may buy, lend upon and deal in the Debentures either with the Corporation or otherwise, and generally contract and enter into financial transactions with the Corporation or otherwise, without being liable to account for any profit made thereby.

14.04	Trustee Not Required to Give Security

The Trustee will not be required to give security for the execution of the trusts or its conduct or administration hereunder.

14.05	Protection of Trustee

By way of supplement to the provisions of any law for the time being relating to trustees, it is expressly declared and agreed as follows:

(a)	the Trustee will not be liable for or by reason of any statements of facts or recitals in this Indenture or in the Debentures (except the representation contained in Section 14.07 and in the certificate of the Trustee on the Debentures) or required to verify the same, but all such statements or recitals are deemed to be made by the Corporation;

(b)	nothing herein contained will impose any obligation on the Trustee to see or to require evidence of registration or filing (or renewals thereof) of this Indenture or any instrument ancillary or supplemental hereto;

(c)	the Trustee will not be bound to give any notice of the execution hereof; and

(d)	the Trustee will not incur any liability or responsibility whatever or be in any way responsible for the consequence of any breach on the part of the Corporation of any of the covenants herein contained or of any act of the agents or servants of the Corporation.

14.06	Indemnification of Trustee

The Trustee will at all times be indemnified and saved harmless by the Corporation from and against all claims, demands, losses, actions, causes of action, costs, charges, expenses, damages and liabilities whatsoever arising in connection with this Indenture including those arising out of or related to actions taken or omitted to be taken by the Trustee contemplated hereby, legal fees and disbursements on a solicitor and client basis and costs and expenses incurred in connection with the enforcement of this indemnity, that the Trustee may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Trustee and including any deed, matter or thing in relation to the registration, perfection, release or discharge of security. The foregoing provisions of this Section 14.06 do not apply to the extent that in any circumstances there has been a failure by the Trustee or its employees or agents to act honestly and in good faith or to discharge the Trustee's obligations under Section 14.01. This indemnity will survive the termination or discharge of this Indenture and the resignation of the Trustee.

14.07	Conflict of Interest

The Trustee represents to the Corporation that at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee's role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within 30 days after ascertaining that it has such material conflict of interest, either eliminate the same or resign its trust hereunder.

14.08	Acceptance of Trusts

The Trustee hereby accepts the Trusts in this Indenture declared and provided and agrees to perform the same upon the terms and conditions herein set forth.

ARTICLE 15 - NOTICES

15.01	Notice to Corporation

Any notice to the Corporation under the provisions hereof will be valid and effective if (a) sent by facsimile to (416)-365-1813, or (b) mailed by registered letter, postage prepaid, addressed to the Corporation at 120 Eglinton Avenue East, Suite 1107, Toronto, Ontario M4P 1E2, Attention: Kevin Barnes, Chief Financial Officer and, subject as provided in this Section 15.01, will be deemed to have been given at the time of delivery or sending by facsimile or on the third Business Day after mailing. Any delivery made or facsimile sent on a day other than a Business Day, or after 3:00 p.m. (Toronto time) on a Business Day, will be deemed to be received on the next following Business Day. The Corporation may from time to time notify the Trustee of a change in address or facsimile number which thereafter, until changed by like notice, will be the address or facsimile number of the Corporation for all purposes of this Indenture.

15.02	Notice to Debentureholders

Any notice to the Debentureholders under the provisions hereof will be valid and effective if delivered, sent by electronic communication or mailed by first class mail, postage prepaid, addressed to such holders, at their addresses or electronic communication numbers, if any, appearing in any of the registers hereinbefore mentioned and, subject as provided in this Section 15.02, will be deemed to have been received at the time of delivery or sending by electronic communication or on the third Business Day after mailing. Any delivery made or electronic communication sent on a day other than a Business Day, or after 3:00 p.m. (Toronto time) on a Business Day, will be deemed to be received on the next following Business Day. During periods of postal strike or disruption, notice to holders of Debentures must, in addition, be given by publication once in the national edition of The Globe and Mail or, if such publication is impracticable, by publication once in any newspaper published in the English language having general circulation in Canada. All notices to joint holders of any Debenture may be given to whichever one of the holders thereof is named first in the registers hereinbefore mentioned, and any notice so given will be sufficient notice to all holders of such Debenture.

15.03	Notice to Trustee

Any notice to the Trustee under the provisions hereof will be valid and effective if (a) delivered to [•], Attention: [•], (b) sent by facsimile to [•] or (c) mailed by registered letter, postage prepaid, to the Trustee at [•], Attention: [•], and, subject as provided in this Section 15.03, will be deemed to have been given at the time of delivery or sending by facsimile or on the third Business Day after mailing. Any delivery made or facsimile sent on a day other than a Business Day, or after 3:00 p.m. (Toronto time) on a Business Day, will be deemed to be received on the next following Business Day. The Trustee may from time to time notify the Corporation of a change in address or facsimile number which thereafter, until changed by like notice, will be the address or facsimile number of the Trustee for all purposes of this Indenture.

15.04	Waiver

Where this Indenture or any Debenture provides for or permits notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver will be the equivalent of such notice. Waivers of notice by Debentureholders will be filed with the Trustee, but such filing will not be a condition precedent to the validity of any action taken in reliance upon such waiver.

ARTICLE 16 - EXECUTION

16.01	Counterparts and Formal Date

This Indenture may be executed in several counterparts, each of which so executed will be deemed to be an original, and such counterparts together will constitute one and the same instrument and notwithstanding their date of execution will be deemed to bear date as of •.

IN WITNESS WHEREOF the parties hereto have executed this Indenture.

POET TECHNOLOGIES INC.

Per:
Suresh Venkatesan Chief Executive Officer

Kevin Barnes Chief Financial Officer

[•]

Per:
[•]

[•]

SCHEDULE 2.02

FORM OF SERIES A DEBENTURES

No. ________	$ _____________

POET TECHNOLOGIES INC.
(Incorporated under the laws of Ontario)

[•]% DEBENTURE, SERIES A

DUE [•], 20[•]

POET Technologies Inc. (the "Corporation"), for value received, hereby promises to pay to the registered holder hereof on •, or on such earlier date as the principal hereof becomes payable in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of $[•] in lawful money of Canada, on presentment and surrender of this Debenture at any place designated in any notice of redemption, at the holder's option, and to pay interest on the principal amount hereof from and including the date hereof or from the last date on which interest has been paid or made available for payment on the Debentures, whichever is later, at the rate of [•] per cent per annum ([•]%), in like money, semi-annually on April 30 and October 31 in each year (each an "Interest Payment Date") (unless this Debenture has been previously redeemed in accordance with the provisions of the Indenture); and should the Corporation at any time make default in the payment of any principal or interest or redemption premium, to pay interest on the amount in default at the same rate, in like money and on a semi-annual basis on the same dates.

The Corporation must, prior to each Interest Payment Date, mail, or cause to be mailed, a cheque for such interest (less any tax required to be deducted or withheld) to the address of the holder appearing on the register or, if directed by the holder of such Debenture, the Corporation must, on the due date, wire transfer funds for such interest (less any tax required to be deducted or withheld) to an account maintained by the holder with a bank in Canada. Any such direction to the Corporation must be in writing and received by the Corporation and the Trustee at least 15 Business Days prior to such Interest Payment Date. Notwithstanding the foregoing, interest payable at maturity or on redemption may, at the option of the Corporation, be paid on presentation and surrender of the Debenture for payment.

This Debenture is one of the Debentures designated [•]% Debentures, Series A (the "Debentures") issued or to be issued under a Indenture ( the "Indenture") made as of [•], 20[•] between the Corporation and [•] (the "Trustee"), as Trustee, to which Indenture and all instruments supplemental thereto reference is made for a description of the terms and conditions upon which the Debentures are issued and held and the rights of the holders of the Debentures and of the Corporation and of the Trustee, all to the same effect as if the provisions of the Indenture and all instruments supplemental thereto were herein set forth, to all of which the holder, by acceptance hereof, assents. Terms defined in the Indenture are used in this Debenture with the defined meanings. This Debenture and all other Debentures certified and issued under the Indenture rank pari passu. The Debentures are direct obligations of the Corporation and are secured by a fixed and floating charge on all the undertaking and assets of the Corporation.

The Debentures will not be redeemable before [•]. Subject to the foregoing, the Debentures are subject to redemption upon the terms set forth in the Indenture, at any time on or after [•], at the option of the Corporation. Any such redemption will take place for an amount equal to the greater of the Canada Yield Price as defined in the Indenture and the principal amount thereof together with unpaid interest accrued to, but not including, the date fixed for redemption.

This Debenture, if for a principal amount in excess of $[•], is subject to redemption in part (being $[•] or a multiple thereof) all as more fully provided in the Indenture.

In case an Event of Default has occurred and is continuing, the principal of all Debentures then outstanding under the Indenture may be declared due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for the holding of meetings of Debentureholders and for binding all Debentureholders by resolutions passed at such meetings by the holders of not less than a specified percentage of the principal amount of the Debentures represented and voted or by instruments in writing signed by the holders of not less than a specified percentage of the principal amount of the Debentures.

Upon presentment at the principal office of the Trustee in one of the cities of [•], subject to the provisions of the Indenture and upon compliance with the reasonable requirements of the Trustee: (a) Debentures of any denomination may be exchanged for Debentures of any authorized denomination or denominations of the same aggregate principal amount and (b) a Debenture may be transferred by the registered holder thereof or such holder's executors, administrators or other legal representatives or attorney duly appointed in writing but no such transfer of a Debenture will be valid as against the Corporation unless it has been duly noted on one of the registers maintained for that purpose.

This Debenture will not become obligatory for any purpose until it is certified by or on behalf of the Trustee for the time being under the Indenture.

- ii -

IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its [•] and its [•] as of [•].

•

Per:
Suresh Venkatesan Chief Executive Officer

Kevin Barnes Chief Financial Officer

(FORM OF TRUSTEE'S CERTIFICATE)

TRUSTEE'S CERTIFICATE

This Debenture is one of the [•]% Debentures, Series A referred to in the Indenture within mentioned.

[•], Trustee

By:
Authorized Signature

(FORM OF REGISTRATION PANEL)

______________________________________________________________________________
(No writing hereon except by the Trustee or other registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar

- iii -

SCHEDULE 7.02(c)

COMPLIANCE CERTIFICATE

TO	[•]

1.	This Compliance Certificate is delivered to you pursuant to Section 7.02(c) of the Trust Indenture (the "Indenture") made as of 20[•] between POET Technologies Inc. (the "Corporation") and [•]. Terms used in this Compliance Certificate that are defined in the Indenture have the same meanings herein as in the Indenture.
2.	All the covenants of the Corporation contained in Article 7 of the Indenture have been fully complied with to the date hereof.
3.	No Event of Default, or event which with the giving of notice or lapse of time or both would constitute an Event of Default, has occurred during the period to which this certificate relates and remains outstanding as of the date hereof.
4.	Attached hereto are the financial statements of most recent date referred to in Section 7.02(a) and 7.01(b) of the Indenture, from which the figures and calculations expressed herein are based.

The foregoing is a summary and the actual calculations are based on the actual covenants and definitions in the Indenture.

DATED [•], 20[•]

•

Per:	Kevin Barnes
Chief Financial Officer